EXHIBIT 10.2

                                                                  EXECUTION COPY





$150,000,000


                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                           Dated as of April 10, 1996

                                      Among

                                TWS FUNDING, INC.

                                   as Borrower

                                       and

                              FLAGSTAR CORPORATION

                                       and

                             THE BANKS NAMED HEREIN

                                    as Banks

                                       and

                              BANKERS TRUST COMPANY
                                  CHEMICAL BANK
                                       and
                                 CITIBANK, N.A.

                           as Co-Administrative Agents

                                       and

                                 CITIBANK, N.A.

                                as Funding Agent



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                          T A B L E O F C O N T E N T S



                                                                       Section

                                                                          Page

ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         1.01.  Certain Defined Terms.......................................  2
         1.02.  Computation of Time Periods................................. 30
         1.03.  Accounting Terms............................................ 30

ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

         2.01.  The Advances.................................................31
         2.02.  Making the Advances..........................................32
         2.03.  Repayment....................................................35
         2.04.  Termination or Reduction of the Commitments..................35
         2.05.  Prepayments..................................................36
         2.06.  Interest.....................................................37
         2.07.  Fees.........................................................39
         2.08.  Conversion of Advances.......................................39
         2.09.  Increased Costs, Etc.........................................40
         2.10.  Payments and Computations....................................42
         2.11.  Taxes........................................................43
         2.12.  Sharing of Payments, Etc.....................................45
         2.13.  Letters of Credit............................................46
         2.14.  Use of Proceeds..............................................51
         2.15.  Defaulting Lenders...........................................51

ARTICLE III

                              CONDITIONS PRECEDENT

         3.01.  Conditions Precedent to Closing Date.........................54
         3.02.  Conditions Precedent to Each Borrowing and Issuance..........58
         3.03.  Determinations Under Section 3.01............................59


ARTCLE IV

                         REPRESENTATIONS AND WARRANTIES

         4.01.  Representations and Warranties of Flagstar...................59

ARTICLE V

COVENANTS OF FLAGSTAR

         5.01.  Affirmative Covenants....................................... 66
         5.02.  Negative Covenants.......................................... 71
         5.03.  Reporting Requirements...................................... 84
         5.04.  Financial Covenants......................................... 90

ARTICLE VI

EVENTS OF DEFAULT

         6.01.  Events of Default........................................... 92
         6.02.  Actions in Respect of the Letters of Credit upon Default.... 97

ARTICLE VII

THE AGENTS

         7.01.  Authorization and Action.................................... 97
         7.02.  Agents' Reliance, Etc....................................... 98
         7.03.  The Agents and Their Affiliates............................. 98
         7.04.  Lender Party Credit Decision................................ 99
         7.05.  Indemnification............................................. 99
         7.06.  Successor Agents............................................101

ARTICLE VIII

MISCELLANEOUS

         8.01.  Amendments, Etc.............................................102
         8.02.  Notices, Etc................................................103
         8.03.  No Waiver; Remedies.........................................103
         8.04.  Costs and Expenses..........................................103
         8.05.  Right of Set-off............................................105
         8.06.  Binding Effect..............................................105
         8.07.  Assignments and Participations..............................106
         8.08.  Confidentiality.............................................109
         8.09.  Jurisdiction, Etc...........................................109
         8.10.  Governing Law...............................................110
         8.11.  Execution in Counterparts...................................110
         8.12.  No Liability in Respect of Letters of Credit................110
         8.13.  Change of Lending Office....................................111
         8.14.  Waiver of Jury Trial........................................111


SCHEDULES

  Schedule 2.01            -   Commitments, Advances and Applicable
                               Lending Offices
  Schedule 4.01(b)         -   Subsidiaries
  Schedule 4.01(c)         -   Certain Defaults
  Schedule 4.01(d)         -   Required Authorization, Approvals, Etc.
  Schedule 4.01(i)         -   Disclosed Litigation
  Schedule 4.01(n)         -   Withdrawal Liabilities
  Schedule 4.01(o)         -   Welfare Plan Costs
  Schedule 4.01(w)         -   Open Years
  Schedule 4.01(x)         -   Adjustments to Tax Liabilities
  Schedule 4.01(bb)        -   Existing Debt
  Schedule 5.02(a)         -   Liens


EXHIBITS

  Exhibit A                -   Promissory Note
  Exhibit B-1              -   Notice of Borrowing
  Exhibit B-2              -   Notice of Issuance
  Exhibit C                -   Assignment and Acceptance
  Exhibit D                -   Guaranty
  Exhibit E                -   Security Agreement
  Exhibit F                -   Flagstar Intercompany Note
  Exhibit G                -   Borrower Intercompany Note
  Exhibit H                -   Subsidiary Working Capital Note
  Exhibit I                -   Trademark Security Agreement
  Exhibit J                -   Subordination Agreement
  Exhibit K                -   Form of Indenture for Subordinated Debentures
  Exhibit L                -   FCI Intercompany Note
  Exhibit M                -   Assignment Agreement
  Exhibit N                -   Form of Letter of Credit Agreement (Citibank)
  Exhibit O                -   Form of Letter of Credit Agreement (Bank of
                               Nova Scotia)

Exhibit 10.2

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 10, 1996 (this "Agreement") among TWS FUNDING, INC., a Delaware corporation ("Funding"), as Borrower (the "Borrower"), FLAGSTAR CORPORATION, a Delaware corporation ("Flagstar"), the banks (the "Banks") listed on the signature pages hereof as the Second Restatement Lenders (the "Second Restatement Lenders"), the Issuing Banks and the Swing Line Bank (as hereinafter defined), BANKERS TRUST COMPANY ("BT Co."), CHEMICAL BANK ("Chemical") and CITIBANK, N.A., as co-administrative agents (the "Co- Administrative Agents"), and CITIBANK, N.A. ("Citibank"), as funding agent (together with any successor appointed pursuant to Article VII, the "Funding Agent") for the Lender Parties hereunder.


PRELIMINARY STATEMENTS:

                  1. Funding, a wholly-owned subsidiary of Flagstar, and Flagstar are borrowers under an Amended and Restated Credit Agreement dated as of October 26, 1992, as amended (the "Existing Credit Agreement"), with the Lenders named therein (the "Existing Lenders"), The Bank of Nova Scotia, Bankers Trust Company, The Chase Manhattan Bank, N.A., Chemical Bank, The Long-Term Credit Bank of Japan, Limited--New York Branch and NationsBank of North Carolina, N.A., as Co-Agents, and Citibank, as Managing Agent.

                  2. The Borrower has requested that the Second Restatement Lenders enter into this Agreement to amend and restate the Existing Credit Agreement to provide continuing financing to the Borrower for working capital needs and for general corporate purposes for the Borrower and certain of its Affiliates. The Second Restatement Lenders have indicated their willingness to amend and restate the Existing Credit Agreement and to provide such continuing financing on the terms and conditions of this Agreement.

                  3. Simultaneously with the execution hereof the Existing Lenders that are not Second Restatement Lenders have entered into an Assignment and Agreement in the form of Exhibit M attached hereto dated as of the date hereof (the "Assignment Agreement"), with the Second Restatement Lenders hereunder pursuant to which such Existing Lenders have agreed to sell and assign to the Second Restatement Lenders, and the Second Restatement Lenders have agreed to purchase and assume, as of the Closing Date, all of such Existing Lenders' rights and obligations under the Existing Credit Agreement on the terms set forth in the Assignment Agreement. After giving effect to such sale and assignment as of the Closing Date, the Commitments of and the amount of Advances owing to each of the Second Restatement Lenders will be as set forth on Schedule 2.01.


                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree that, subject to the satisfaction of the conditions set forth in Section 3.01, the Existing Credit Agreement is amended and restated in its entirety to read as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Advance" means a Working Capital Advance or a Swing Line Advance or a Letter of Credit Advance.

                  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power (i) to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise, or (ii) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person.

                  "Agents" means the Funding Agent and the Co-Administrative Agents.

                  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

                  "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Performance Level applicable on such date as set forth below:



                                                                                    Applicable
                          Applicable Margin            Applicable Margin            Margin for
    Performance             for Base Rate             for Eurodollar Rate        Letter of Credit
       Level                    Loans                        Loans                     Fees
==================== ===========================  =========================== =======================
        I                       0.75%                        2.00%                     2.00%
        II                      1.00%                        2.25%                     2.25%
        III                     1.25%                        2.50%                     2.50%
        IV                      1.50%                        2.75%                     2.75%
==================== ===========================  =========================== =======================

         provided that, until April 10, 1997, the Applicable Margin shall be as set forth opposite Performance Level IV.

                  "Appropriate Lender" means, at any time with respect to (a) the Working Capital Facility, a Lender that has a Commitment for a portion of such Facility at such time, (b) the Letter of Credit Facility, (i) any Issuing Bank and (ii) if the other Lenders have made Letter of Credit Advances pursuant to Section 2.13(c) that are outstanding at such time, each other Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each other Lender.

                  "Assignment Agreement" has the meaning specified in the Preliminary Statements.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Funding Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

                  "Available Amount" of any Letter of Credit means the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing).

                  "Bank Hedge Agreement" means any Hedge Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Lender Party.

                  "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                           (a) the arithmetic average of the rate of interest
                  announced publicly by each Reference Bank in New York, New York, from time to time, as its respective "base" or "prime" rate;

                           (b) the sum (adjusted to the nearest 1/4 of 1% or, if
                  there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the arithmetic average of the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by each Reference Bank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of the arithmetic average of quotations for such rates received by each Reference Bank from three New York certificate of deposit dealers of recognized standing selected by such Reference Bank, by (B) the arithmetic average of a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for each Reference Bank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the arithmetic average of the average during such three-week period of the annual assessment rates estimated by each Reference Bank for determining the then current annual assessment payable by each Reference Bank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of each Reference Bank in the United States; and

                           (c) 1/2 of 1% per annum above the Federal Funds Rate.

                  "Base Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(i).

                  "Borrower" has the meaning specified in the recital of parties to this Agreement.

                  "Borrowing" means a Working Capital Borrowing or a Swing Line Borrowing.

                  "Borrower Cash Collateral Account" has the meaning specified in the Security Agreement.

                  "Borrower Intercompany Notes" means intercompany notes made by the Borrower in favor of Designated Operating Subsidiaries that maintain Restricted Accounts (as defined in the Security Agreement), in substantially the form of Exhibit G.

                  "Borrower's Account" means the account of the Borrower maintained by the Borrower with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 4052-9101

                  "BT Co." has the meaning specified in the recital of parties to this Agreement.

                  "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

                  "Capex Financing" means, with respect to any Capital Expenditure, the incurrence by a Restricted Subsidiary of Flagstar (other than the Borrower) of any Debt secured (whether such security is limited to principal or otherwise) by a mortgage or other Lien, including any Lien under a Capitalized Lease, on the asset that is the subject of such Capital Expenditure, to the extent that the Net Cash Proceeds of such Debt do not exceed the amount of such Capital Expenditure.

                  "Capital Asset" means any equipment, fixed asset, real property or improvement thereon that has a useful life of more than one year.

                  "Capital Expenditures" means, for any period, without duplication, the sum of all expenditures during such period that have been or should be, in accordance with GAAP, be recorded as capital expenditures during such period, including, without limitation, (a) all expenditures during such period for Capital Assets or for replacements or substitutions therefor or additions thereto, plus (b) the aggregate principal amount of all Debt (including the principal component of obligations under Capitalized Leases) assumed or incurred during such period in connection with any such expenditures made at any time. For purposes of this definition, the amount of any Capital Expenditure that is made substantially simultaneously with the trade-in or sale of an existing Capital Asset or with casualty insurance or condemnation proceeds payable as a result of loss of or damage to an existing Capital Asset shall be deemed to be the gross amount of such Capital Expenditure less, without duplication, the credit granted by the seller of the Capital Asset that is the subject of such Capital Expenditure for the Capital Asset being traded in at such time, the cash amount paid by a third-party purchaser at such time for the Capital Asset being sold at such time and the amount of such casualty insurance or condemnation proceeds, as the case may be.

                  "Capitalized Leases" has the meaning specified in clause (e) of the definition of Debt.

                  "Cash Capital Expenditures" means, for any period, without duplication, Capital Expenditures of Flagstar and its Restricted Subsidiaries for such period, less (without duplication) (i) the Net Cash Proceeds of all Capex Financings during such period and (ii) the aggregate amount of the principal component of all obligations of Flagstar and its Restricted Subsidiaries in respect of Capitalized Leases entered into during such period.

                  "Cash Equivalents" means any of the following, to the extent owned by Flagstar free and clear of all Liens (other than any Lien pursuant to the Collateral Documents) and having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or insured or uninsured demand or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $500,000,000 or (c) commercial paper in an aggregate principal amount of no more than $20,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States, rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Services, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Ratings Group.

                  "Cash Interest Expense" means, for any Rolling Period, without duplication, interest expense net of interest income, whether paid or accrued during such Rolling Period (including the interest component of Capitalized Lease obligations) on all Debt, including, without limitation, (a) interest expense in respect of Debt resulting from the Advances (to the extent included in Total Debt), the Senior Notes and the Subordinated Debt, (b) commissions and other fees and charges payable in connection with letters of credit, (c) the net payment, if any, payable in connection with all interest rate protection contracts and (d) interest capitalized during construction but excluding, in each case, interest not paid in cash (including amortization of discount and deferred debt expenses), all as determined in accordance with GAAP.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

                  "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

                  "Chemical" has the meaning specified in the recital of parties to this Agreement.

                  "Citibank" has the meaning specified in the recital of parties to this Agreement.

                  "Closing Date" has the meaning specified in Section 3.01.

                  "Co-Administrative Agents" has the meaning specified in the recital of parties to this Agreement.

                  "Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Funding Agent for the benefit of the Secured Parties.

                  "Collateral Documents" means the Security Agreement and the Trademark Security Agreement and any other document that creates or purports to create a Lien in favor of the Funding Agent for the benefit of the Secured Parties.

                  "Commitment" means a Working Capital Commitment or a Letter of Credit Commitment.

                  "Confidential Information" means information that Flagstar or any of its Subsidiaries furnishes to the Funding Agent or any Lender Party pursuant to Section 5.03 or in any other writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Funding Agent or any Lender Party of its obligations hereunder or that is or becomes available to the Funding Agent or such Lender Party from a source other than Flagstar or any of its Subsidiaries.

                  "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

                  "Conversion", "Convert" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

                  "Debt" of any Person means, without duplication, the following:

                           (a)      all indebtedness of such Person for
                  borrowed money;

                           (b) all Obligations of such Person for the deferred
                  purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business); provided that for purposes of Section 6.01(f), trade payables incurred in the ordinary course of business that are overdue by more than 60 days shall constitute Debt only when outstanding in an aggregate amount of $2,000,000 or more;

                           (c) all Obligations of such Person evidenced by
                  notes, bonds, debentures or other similar instruments;

                           (d) all Obligations created or arising under any
                  conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

                           (e) all Obligations of such Person as lessee under
                  leases that have been or should be, in accordance with GAAP, recorded as capital leases ("Capitalized Leases");

                           (f) all Obligations, contingent or otherwise, of such
                  Person under acceptance, letter of credit or similar facilities;

                           (g) all Obligations of such Person to purchase,
                  redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any of its Affiliates or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

                           (h) all Obligations of such Person in respect of
                  Hedge Agreements;

                           (i) all Debt of others of the kinds referred to in
                  clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; and

                           (j) all Debt of the kinds referred to in clauses (a)
                  through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that, where such Person has not assumed or become liable for the payment of such Debt, the principal amount thereof outstanding at any time shall be deemed to be the lower of (i) the then outstanding principal amount of such Debt and (ii) the Fair Market Value at such time of all property so encumbered or subject to encumbrance.

                  "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                  "Defaulted Advance" means, with respect to any Lender Party at any time, the amount of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01, 2.02 or 2.13 at or prior to such time that has not been made by such Lender Party or by the Funding Agent for the account of such Lender Party pursuant to
         Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advances shall be considered a Defaulted Advance originally required to be made pursuant to Section
         2.01 on the same date as the Defaulted Advance so deemed made in part.

                  "Defaulted Amount" means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Funding Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to
         Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) any Issuing Bank pursuant to Section 2.13 to purchase a portion of a
         Letter of Credit Advance made by such Issuing Bank, (c) the Funding Agent pursuant to Section 2.02(e) to reimburse the Funding Agent for the amount of any Advance made by the Funding Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.12 to purchase any participation in Advances owing to such other Lender Party and (e) any Agent or Issuing Bank pursuant to Section 7.05 to reimburse such Agent or Issuing Bank for such Lender Party's ratable share of any amount required to be paid by the Lender Parties to such Agent or Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be made hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

                  "Defaulting Lender" means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or Defaulted Amount or (b) shall take or be the subject of any action or proceeding of a type described in Section 6.01(g).

                  "Denny's" means Denny's, Inc., a California corporation and an indirect, wholly owned Subsidiary of Flagstar.

                  "Denny's Indenture" means the Indenture dated as of July 12, 1990 between Denny's Realty and State Street Bank and Trust Company, as Trustee.

                  "Denny's Lease" means the Amended and Restated Lease dated as of July 12, 1990 between Denny's Realty, as landlord, and Denny's, as tenant.

                  "Denny's Realty" means Denny's Realty, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Denny's.

                  "Denny's Trustee" means the Trustee, as defined in the Denny's Indenture.

                  "Designated Operating Subsidiary" means each of the following Restricted Subsidiaries of Flagstar: Denny's, Enterprises, Quincy's, El Pollo Loco, Inc., Portiontrol Foods, Inc. and Flagstar Systems, Inc., and each other Restricted Subsidiary of Flagstar (a) that is designated as a Designated Operating Subsidiary by notice to the Funding Agent and the Lender Parties from time to time after the Closing Date, (b) that has executed and delivered to the Borrower a Subsidiary Working Capital Note that the Borrower has pledged and delivered to the Funding Agent under the Security Agreement and (c) to which (if such Designated Operating Subsidiary maintains a Restricted Account, as defined in the Security Agreement) the Borrower has executed and delivered a Borrower Intercompany Note that such Designated Operating Subsidiary has pledged and delivered to the Funding Agent under the Security Agreement; provided that any Designated Operating Subsidiary shall cease to be a Designated Operating Subsidiary upon notice thereof given by Flagstar to the Funding Agent and the Lender Parties from time to time; and provided further that there shall be not more than eight Designated Operating Subsidiaries at any time.

                  "Disclosed Litigation" means the litigation listed on Schedule 4.01(i).

                  "Domestic Lending Office" means, with respect to any Lender Party, the office of such Lender Party specified as its "Domestic Lending Office" opposite its name on Schedule 2.01 hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Funding Agent.

                  "EBITDA" of any Person means, for any period, on a Consolidated basis, net income (or net loss) plus the sum of (a) interest expense net of interest income, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) extraordinary or unusual losses included in net income (net of taxes to the extent not already deducted in determining such losses), less extraordinary or unusual gains included in net income (net of taxes to the extent not already deducted in determining such gains), in each case determined in accordance with GAAP.

                  "Eligible Assignee" means (a) with respect to the Working Capital Facility, (i) a Lender, (ii) an Affiliate of a Lender, (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $3,000,000,000,
         (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a net worth determined in accordance with GAAP in excess of $250,000,000, (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, so long as such bank is acting through a branch or agency located in the United States, in the Cayman Islands or in the country in which it is organized or another country that is described in this clause (v), (vi) the central bank of any country that is a member of the OECD, (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that (A) is not Affiliated with Flagstar, (B) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (C) has total assets in excess of $250,000,000, and (viii) any other Person approved by the Co-Administrative Agents and Flagstar, such approval not to be unreasonably withheld or delayed and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (iii) or (v) of clause (a) of this definition and is approved by the Co-Administrative Agents and Flagstar, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

                  "Enterprises" means Flagstar Enterprises, Inc., an Alabama corporation and a direct, wholly owned Subsidiary of Spartan.

                  "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) any written claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any written claim by any governmental or regulatory authority or any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                  "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or written judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

                  "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

                  "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or
         (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or
         (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
         (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

                  "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Eurodollar Lending Office" means, with respect to any Lender Party, the office of such Lender Party specified as its "Eurodollar Lending Office" opposite its name on Schedule 2.01 hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Funding Agent.

                  "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Eurodollar Rate for each Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Funding Agent on the basis of applicable rates furnished to and received by the Funding Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.06.

                  "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(ii).

                  "Eurodollar Rate Reserve Percentage" for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

                  "Events of Default" has the meaning specified in Section 6.01.

                  "Existing Credit Agreement" has the meaning specified in the Preliminary Statements.

                  "Existing Debt" means all Debt of Flagstar and its Restricted Subsidiaries existing on the date hereof.

                  "Existing Lenders" has the meaning specified in the Preliminary Statements.

                  "Existing Subordinated Debt" means, collectively, the Debt designated as such and listed on Schedule 4.01(bb).

                  "Facility" means the Working Capital Facility, the Swing Line Facility or the Letter of Credit Facility.

                  "Fair Market Value" means, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market at a specific date assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, which value shall, for any asset with a Fair Market Value in excess of $5,000,000, be either (a) the value of such asset as determined in good faith by the Board of Directors of Flagstar or (b) if such asset shall have been the subject of an appraisal done reasonably contemporaneously by an independent third party appraiser and the basic assumptions underlying such appraisal are reasonable, the value of such asset as stated in such appraisal.

                  "FCI" means Flagstar Companies, Inc., a Delaware corporation.

                  "FCI Common Stock" means the common stock, $.10 par value per share, of FCI.

                  "FCI Intercompany Note" means the $150,000,000 subordinated promissory note dated as of July 28, 1992 made by Flagstar in favor of FCI, as amended and restated to be in substantially the form of Exhibit L.

                  "FCI Stock Documents" means the Stockholders' Agreement and the Richardson Shareholder Agreement between Jerome J. Richardson and FCI entered into as of August 11, 1992.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Funding Agent from three Federal funds brokers of recognized standing selected by it.

                  "First-Tier Subsidiaries" means Funding and each Significant Subsidiary.

                  "Flagstar" has the meaning specified in the recital of parties to this Agreement.

                  "Flagstar Common Stock" means the common stock, $.01 par value per share, of Flagstar.

                  "Flagstar Intercompany Note" means a promissory note made by Flagstar in favor of the Borrower in substantially the form of Exhibit F.

                  "Funded Debt" means the principal amount of Debt in respect of the Advances and the principal amount of all Debt that should, in accordance with GAAP, be recorded as liabilities on a balance sheet and matures more than one year from the date of creation or matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all amounts of Funded Debt required to be paid or prepaid within one year from the date of determination.

                  "Funding Agent" has the meaning specified in the recital of parties to this Agreement.

                  "Funding Agent's Account" means the account of the Funding Agent maintained by the Funding Agent with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 3885-8061,
         Attention: Jeroen Fikke.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of, and used in, the preparation of the audited consolidated financial statements referred to in Section 4.01(f), except that, for purposes of Section 5.01(f) and the preparation of any financial statement required to be furnished pursuant to any of Sections 5.03(b) through (f), "GAAP" shall mean such principles in the United States of America as in effect from time to time.

                  "GTO" means either Gollust, Tierney and Oliver, a New Jersey general partnership, or Gollust, Tierney and Oliver Incorporated, a New York corporation.

                  "Guarantors" has the meaning specified in Section 3.01(h)(ii).

                  "Guaranty" has the meaning specified in Section 3.01(h)(ii).

                  "Hazardous Materials" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

                  "Hedge Agreements" means (i) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates, and
         (ii) interest rate swap, cap or collar agreements and interest rate future or option contracts, including, without limitation, any such agreement to which Flagstar is a party, whether as fixed rate payor or floating rate payor.

                  "Indemnified Party" has the meaning specified in Section 8.04(b).

                  "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

                  "Interest Coverage Ratio" means the ratio, determined on the last day of each fiscal quarter for the Rolling Period then ended, of
         (a) EBITDA of Flagstar and its Restricted Subsidiaries on a Consolidated basis to (ii) Cash Interest Expense of Flagstar and its Restricted Subsidiaries on a Consolidated basis.

                  "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Funding Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                           (a) subject to the limitations of Section 2.02(c),
                  the Borrower may, on any Business Day, divide any existing Borrowing comprised of Eurodollar Rate Advances into two or more new Borrowings consisting of Base Rate Advances, Eurodollar Rate Advances, or both, each such new Borrowing having a principal amount as designated by the Borrower and all such new Borrowings collectively having an aggregate principal amount equal to the principal amount of such existing Borrowing, provided, however that, if the date of such division is not the last day of the then existing Interest Period therefor, the Borrower shall compensate the Lenders therefor under Section 8.04(c);

                           (b) whenever the last day of any Interest Period
                  would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                           (c) whenever the first day of any Interest Period
                  occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses
         (i) and (j) of the definition of "Debt" in respect of such Person.

                  "Issuing Bank" means Citibank or The Bank of Nova Scotia, as issuer of a Letter of Credit.

                  "KKR" means Kohlberg Kravis Roberts & Co.

                  "Lender Party" means any Lender, any Issuing Bank or the Swing Line Bank.


                  "Lenders" means the Second Restatement Lenders listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

                  "L/C Related Documents" has the meaning specified in Section 2.13(e)(ii).

                  "Letter of Credit" has the meaning specified in Section
         2.13(a).

                  "Letter of Credit Advance" means an advance made by any Issuing Bank or any Lender pursuant to Section 2.13(c).

                  "Letter of Credit Agreement" has the meaning specified in
         Section 2.13(b).

                  "Letter of Credit Commitment" has the meaning specified in
         Section 2.13(a).

                  "Letter of Credit Facility" means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks' Letter of Credit Commitments at such time and (b) $150,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

                  "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

                  "Liquor License Affiliate" means each of the corporations designated on Schedule 4.01(b) as a Liquor License Affiliate and each other Affiliate of Flagstar that may be organized from time to time and the business of which will be limited to the holding of a liquor license for any business maintained by Flagstar or one of its Subsidiaries in any jurisdiction where Flagstar and its Subsidiaries are prohibited from holding a liquor license or where the holding by Flagstar or any such Subsidiary of a liquor license would, in the best judgment of Flagstar, be impracticable.

                  "Loan Documents" means (a) for purposes of this Agreement and the Notes and any amendment or modification thereof and for all other purposes other than for purposes of the Guaranty and the Collateral Documents, this Agreement, the Notes, the Guaranty, the Subordination Agreement, the Subsidiary Working Capital Notes, the Borrower Intercompany Notes, the Flagstar Intercompany Note, each Letter of Credit Agreement and the Collateral Documents, and (b) for purposes of the Guaranty and the Collateral Documents, all of the foregoing and the Bank Hedge Agreements.

                  "Loan Parties" means Flagstar, the Borrower, each Significant Subsidiary, each Designated Operating Subsidiary and each Subsidiary Pledgor, other than Canteen Holdings, Inc.

                  "Margin Stock" has the meaning specified in Regulation U.

                  "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of any Significant Subsidiary Group or of Flagstar and its Restricted Subsidiaries taken as a whole.

                  "Material Adverse Effect" means a material adverse effect on
         (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Significant Subsidiary Group or of Flagstar and its Restricted Subsidiaries taken as a whole,
         (b) the rights and remedies of the Funding Agent or any Lender Party under any Loan Document or Related Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document or Related Document to which it is or is to be a party.

                  "Multiemployer Plan" means a multiemployer plan, as defined in
         Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance of any Debt by any Person, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom only (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, (b) the amount of taxes and other governmental fees and charges, if any, payable in connection with or as a result of such transaction, (c) the amount of any Debt secured by a Lien on such asset that, by the terms of such transaction, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, properly attributable to such transaction or to the asset that is the subject thereof and are actually paid by such Person to a Person that is not an Affiliate and (d) in the case of asset dispositions only, an amount of such proceeds equal to the amount of liabilities associated with such asset (including, without limitation, accrued tax liabilities) incurred or retained by the Person disposing of such asset as part of such transaction to the extent, and for the period, such liabilities are reserved against in accordance with GAAP or actually paid by such Person to a Person that is not an Affiliate; provided that such proceeds shall be deemed received by such Person as and when such reserves are no longer maintained and such liabilities are not actually so paid by such Person.

                  "Newco" means FRD Acquisition Co., a wholly-owned Subsidiary of Flagstar, formed as a vehicle for the acquisition of the Family Restaurant Division of Family Restaurants, Inc. (Coco's and Carrows).

                  "Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

                  "Notice of Borrowing" has the meaning specified in Section 2.02(a).

                  "Notice of Issuance" has the meaning specified in Section 2.13(b).

                  "Notice of Swing Line Borrowing" has the meaning specified in
         Section 2.02(b).

                  "NPL" means the National Priorities List under CERCLA.

                  "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(g). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

                  "OECD" means the Organization for Economic Cooperation and Development.

                  "Open Year" has the meaning specified in Section 4.01(w).

                  "Other Taxes" has the meaning specified in Section 2.11(b).

                  "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

                  "Performance Level" means, as of any date of determination, the level set forth below as then applicable, as determined in accordance with the following provisions of this definition:

                           I Interest Coverage Ratio is greater than or equal to 2.50:1.00.

                           II Interest Coverage Ratio is less than 2.50:1.00 but greater than or equal to 2.00:1.00.

                           III Interest Coverage Ratio is less than 2.00:1.00 but greater than or equal to 1.50:1.00.

                           IV Interest Coverage Ratio is less than 1.50:1.00.

         For purposes of this definition, the Performance Level shall be determined as at the end of each of the first three fiscal quarters of Flagstar and as at the end of the fiscal year of Flagstar, based on the relevant financial statements delivered pursuant to Section 5.03; changes in the Performance Level shall become effective on the date such financial statements are delivered to the Lender Parties and shall remain in effect until the next change to be effected pursuant to this definition.

                  "Permitted Amendments" means (i) any amendment or supplement to the Real Estate Refinancing Documents, Senior Note Documents or Subordinated Debt Documents that does not require a waiver or consent of the holders of the Debt evidenced thereby, other than an amendment or supplement that either (a) adds, directly or indirectly, any new provision commonly characterized as an affirmative, negative or financial covenant or any new event of default, collateral requirement or repayment requirement (including, without limitation, any put requirement) that relates to any date prior to two years after the Termination Date, (b) modifies in any manner adverse to the issuer or guarantors thereof any existing provision commonly characterized as an affirmative, negative or financial covenant or any existing event of default, collateral requirement or repayment requirement (including any shortening of any amortization requirement) that relates to any date prior to two years after the Termination Date, (c) increases the interest rate thereon or modifies in any manner adverse to the issuer or guarantors thereof the time or manner of payment of such interest (including any option or right to pay such interest in kind) or (d) modifies any of the subordination provisions thereof or (ii) any other amendment or supplement not permitted under clause (i) that in the opinion of the Agents is not materially adverse to the interests of the Lender Parties.

                  "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies that are either (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained;
         (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are either (i) not overdue for a period of more than 30 days or (ii) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

                  "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "Plan" means a Single Employer Plan or a Multiple Employer
         Plan.

                  "Preferred Stock" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

                  "Proficient Food Companies" means Proficient Food Company, TWS 200 Corp. and DFC Trucking Co.

                  "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Working Capital Commitment at such time and the denominator of which is the Working Capital Facility at such time.

                  "Qualifying Subsidiary" has the meaning specified in Section 6.01(g).

                  "Quincy's" means Quincy's Restaurants, Inc., an Alabama corporation and a direct, wholly owned Subsidiary of Spartan.

                  "Quincy's Lease" means the Amended and Restated Lease dated as of November 1, 1990 between Quincy's Realty, as lessor, and Quincy's, as lessee.

                  "Quincy's Realty" means Quincy's Realty, Inc., an Alabama corporation and a direct, wholly owned Subsidiary of Quincy's.

                  "Real Estate Refinancing Documents" means, collectively, the Denny's Indenture, the Real Estate Security Documents (as defined in the Denny's Indenture), the Spartan Indenture, the Security Documents (as defined in the Spartan Indenture), the Denny's Lease, the Quincy's Lease and the Spardee's Lease.

                  "Real Estate Subsidiaries" means, collectively, Denny's Realty, Quincy's Realty and Spardee's Realty.

                  "Real Estate Trustees" means, collectively, the Denny's Trustee and the Spartan Trustee.

                  "Redeemable" means, with respect to any capital stock or other ownership or profit interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

                  "Reference Banks" means BT Co., Chemical and Citibank.

                  "Register" has the meaning specified in Section 8.07(d).

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Related Documents" means (i) the Subordinated Debt Documents,
         (ii) the Senior Note Documents, (iii) the FCI Stock Documents, (iv) the Tax Sharing Agreement and (v) the Richardson Loan Documents.

                  "Required Lenders" means at any time Lenders (other than Affiliates of the Borrower and Lender Parties that are Defaulting Lenders at such time) owed or holding in the aggregate at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances then outstanding, (b) the aggregate Available Amount of all Letters of Credit then outstanding and (c) the aggregate Unused Working Capital Commitments at such time; provided that there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances then outstanding made by all Lender Parties that are Defaulting Lenders at such time, (ii) each such Defaulting Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit then outstanding and (iii) the aggregate Unused Working Capital Commitment of each such Defaulting Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their Working Capital Commitments.

                  "Responsible Officer" means any officer of any Loan Party or any of its Subsidiaries.

                  "Restricted Subsidiaries" means all Subsidiaries of Flagstar other than the Unrestricted Subsidiaries.

                  "Richardson Loan" means a loan in the principal amount of $14,000,000 made to Jerome J. Richardson, evidenced by a recourse promissory note (the "Richardson Promissory Note") from Jerome J. Richardson to Flagstar and secured by collateral, including Jerome J. Richardson's shares of FCI Common Stock, pursuant to a pledge agreement (the "Richardson Pledge Agreement") entered into by Jerome J. Richardson and Flagstar.

                  "Richardson Loan Documents" means the Richardson Promissory Note and the Richardson Pledge Agreement.

                  "Rolling Period" means, for any fiscal quarter, such quarter and the three preceding fiscal quarters.

                  "Second Restatement Lenders" has the meaning specified in the recital of parties to this Agreement.

                  "Secured Obligations" has the meaning specified in the Security Agreement.

                  "Secured Parties" means the Agents, the Lender Parties, the Hedge Lenders (as defined in the Security Agreement) and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

                  "Security Agreement" has the meaning specified in Section 3.01(h)(iii).

                  "Senior Debt" outstanding on any date means the sum, without duplication, of (a) Total Debt outstanding on such date less (b) the aggregate principal amount of all Subordinated Debt outstanding on such date.

                  "Senior Note Documents" means all agreements, indentures and instruments pursuant to which Senior Notes are issued.

                  "Senior Notes" means the Senior Notes designated as such and listed on Schedule 4.01(bb).

                  "Significant Subsidiary" means each of Denny's Holdings, Inc., Spartan and each other Restricted Subsidiary of Flagstar (other than the Borrower) that is not a Subsidiary of another Subsidiary of Flagstar, other than Canteen Holdings, Inc.

                  "Significant Subsidiary Group" means each of (i) Denny's Holdings, Inc. and its Subsidiaries, taken as a whole, (ii) Spartan Holdings, Inc. and its Subsidiaries, taken as a whole, and (iii) each other Significant Subsidiary and its Subsidiaries, taken as a whole, that at any time has (x) assets with a value of not less than 15% of the total value of the assets of Flagstar and its Restricted Subsidiaries taken as a whole or (y) Consolidated EBITDA of not less than 15% of the Consolidated EBITDA of Flagstar and its Restricted Subsidiaries taken as a whole for the most recent four fiscal quarters.

                  "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person,
         (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Spardee's Lease" means the Amended and Restated Lease dated as of November 1, 1990 between Spardee's Realty, as lessor, and Enterprises, as lessee.

                  "Spardee's Realty" means Spardee's Realty, Inc., an Alabama corporation and a direct, wholly owned Subsidiary of Enterprises.

                  "Spartan" means Spartan Holdings, Inc., a New York corporation and a direct, wholly owned Subsidiary of Flagstar.

                  "Spartan Indenture" means the Indenture dated as of November 1, 1990 between Secured Restaurants Trust, as Issuer, and The Bank of New York Trust Company of Florida, as successor Trustee.

                  "Spartan Trustee" means the Trustee, as defined in the Spartan Indenture.

                  "Standby Letter of Credit" means any letter of credit other than a Trade Letter of Credit.

                  "Stockholder's Agreement" means a stockholder's agreement dated as of August 11, 1992 among FCI, TW Associates, L.P. and certain holders of FCI Common Stock, as amended from time to time.

                  "Subordinated Debt" means the Existing Subordinated Debt, Debt of the kind referred to in Section 5.02(b)(i)(C) and any other Debt of Flagstar that is subordinated to the Obligations of Flagstar under the Loan Documents on, and that otherwise contains, terms and conditions satisfactory to the Agents and the Required Lenders.

                  "Subordinated Debt Documents" means all agreements, indentures and instruments pursuant to which Subordinated Debt is issued.

                  "Subordination Agreement" has the meaning specified in Section 3.01(h)(v).

                  "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "Subsidiary Group" means each Restricted Subsidiary of Flagstar (other than the Borrower) and its Subsidiaries, taken as a whole.

                  "Subsidiary Intercompany Debt" means, collectively:

                           (a) Debt of Restricted Subsidiaries of Flagstar to
                  Flagstar for money borrowed which Debt (i) arises from loans or advances made by Flagstar to such Restricted Subsidiaries out of the proceeds of Debt of Flagstar that is permitted by
                  Section 5.02(b), (ii) constitutes a Subordinated Obligation (as that term is defined in the Subordination Agreement),
                  (iii) is not prepayable and (iv) matures not earlier than January 1, 2001; and

                           (b) Debt of Flagstar to the Borrower for money
                  borrowed as and to the extent that the principal amount thereof is necessary to enable Flagstar to meet its obligations in the ordinary course as the same become due and payable (provided that such borrowings are represented by the Flagstar Intercompany Note and that amounts so borrowed by Flagstar shall be applied by Flagstar to the payment of such obligations as the same become due and payable).

                  "Subsidiary Pledgor" means each Restricted Subsidiary of Flagstar that owns all or any portion of the capital stock of any other Restricted Subsidiary of Flagstar.

                  "Subsidiary Working Capital Notes" means intercompany notes made by Designated Operating Subsidiaries in favor of the Borrower in substantially the form of Exhibit H.

                  "Surplus Cash" means, as of any date, the lesser of (a) cash reflected on the Consolidated balance sheet of Flagstar and its Restricted Subsidiaries in excess of $13,000,000 and (b) the aggregate of amounts on deposit in the Borrower Cash Collateral Account and in the Collateral Investment Accounts (as defined in the Security Agreement).

                  "Swing Line Advance" means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Lender pursuant to
         Section 2.02(b).

                  "Swing Line Bank" means Citibank.

                  "Swing Line Borrowing" means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

                  "Swing Line Facility" has the meaning specified in Section 2.01(c).

                  "Tax Certificate" has the meaning specified in Section
         5.03(r).

                  "Tax Sharing Agreement" means the Tax Sharing Agreement dated as of December 6, 1989 among FCI, Flagstar and the Restricted Subsidiaries of Flagstar.

                  "Taxes" has the meaning specified in Section 2.11(a).

                  "Termination Date" means the earlier of (a) April 10, 1999 and
         (b) the date of termination in whole of the Letter of Credit Commitments and the Working Capital Commitments pursuant to Section
         2.04 or 6.01.

                  "Total Debt" outstanding on any date means the sum, without duplication, of (a) the aggregate principal amount of all Debt of Flagstar and its Restricted Subsidiaries, on a Consolidated basis, outstanding on such date of the kinds referred to in clauses (a), (c),
         (d) and (e) of the definition of Debt, (b) the aggregate principal amount of all Debt of Flagstar and its Restricted Subsidiaries, on a Consolidated basis, outstanding on such date of the kinds referred to in clause (i) of the definition of "Debt" that relates to Debt of other Persons of the kinds referred to in clauses (a), (c), (d) and (e) of the definition of Debt and (c) the aggregate principal amount of all Funded Debt of Flagstar and its Restricted Subsidiaries on a Consolidated basis of the kind referred to in clause (f) of the definition of Debt.

                  "Trade Letter of Credit" means any letter of credit that is issued in support of trade obligations incurred in the ordinary course of business.

                  "Trademark Security Agreement" has the meaning specified in
         Section 3.01(h)(iv).

                  "Transferred Businesses" has the meaning specified in Section 2.04(b)(i)A)(3).

                  "Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

                  "Unrestricted Subsidiary" means Newco and such other Subsidiaries of Flagstar as Flagstar shall designate as an Unrestricted Subsidiary in writing to the Agents and the Lenders in accordance with the terms of Section 5.02(t), and any Subsidiaries thereof.

                  "Unused Working Capital Commitment" means, with respect to any Lender at any time, (a) such Lender's Working Capital Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Working Capital Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.13(c) and outstanding at such time other than any such Letter of Credit Advance which, at or prior to such time, has been assigned in part to such Lender pursuant to Sections 2.13(c) and other than Letter of Credit Advances contemporaneously repaid with the proceeds of Working Capital Advances in connection with which a determination of the unused Working Capital Commitment is made and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time other than any such Swing Line Advance which, at or prior to such time, has been assigned in part to such Lender pursuant to Sections 2.02(b) and other than Swing Line Advances contemporaneously repaid with the proceeds of Working Capital Advances in connection with which a determination of the unused Working Capital Commitment is made.

                  "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

                  "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA.

                  "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

                  "Working Capital Advance" has the meaning specified in Section 2.01(b).

                  "Working Capital Borrowing" means a borrowing consisting of Working Capital Advances of the same Type and, in the case of Eurodollar Rate Advances, having Interest Periods of the same duration commencing on the same date.

                  "Working Capital Commitment" of any Lender means the amount set forth opposite such Lender's name on Schedule I hereto under the caption Working Capital Commitment or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Funding Agent pursuant to Section 8.07(e).

                  "Working Capital Facility" means the aggregate amount of the Lenders' Working Capital Commitments.

                  SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding".

                  SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f).


                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

                  SECTION 2.01. The Advances. (a) Purchase of Assignments. Each Second Restatement Lender severally agrees, on the terms and conditions hereinafter set forth, to purchase and assume on the Closing Date an undivided interest in the rights and obligations of the Existing Lenders under the Existing Credit Agreement in an amount equal to, in the case of the "Working Capital Advances" under the Existing Credit Agreement, such Second Restatement Lender's Pro Rata Share of the aggregate of the Working Capital Commitments hereunder, such purchase to be effected by payment to the Funding Agent for the account of the Existing Lenders of an amount equal to such Second Restatement Lender's Pro Rata Share of the aggregate principal amount of such "Working Capital Advances" (it being understood that Flagstar and Funding shall make payment of all Term Advances (as defined in the Existing Credit Agreement), if any, and all accrued interest, commitment fees and other accrued amounts and other amounts due and owing through the Closing Date directly to the Existing Lenders in accordance with the terms of the Existing Credit Agreement). Such purchase shall be made on such notice, and otherwise on such terms, as are provided under this Agreement as though such purchase were a Borrowing hereunder. The "Working Capital Advances" so purchased shall be redesignated Working Capital Advances hereunder. In furtherance of the foregoing, each Second Restatement Lender hereby authorizes and directs the Funding Agent to accept the Assignment Agreement on behalf of the Second Restatement Lenders.

                  (b) The Working Capital Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (such advances, together with the advances assigned and owing to such Lender as of the Closing Date, as set forth opposite such Lender's name on Schedule 2.01 under the caption "Working Capital Advances", being such Lender's "Working Capital Advances") to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date, in an amount for each such Advance not to exceed such Lender's Unused Working Capital Commitment at such time and in an aggregate amount for all Working Capital Advances and all Swing Line Advances not to exceed $75,000,000 at any time outstanding. Each Working Capital Borrowing shall be (i) in the case of a Borrowing to effect a repayment of a Swing Line Advance, equal to the amount of such Swing Line Advance and (ii) in each other case, an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and shall consist of Working Capital Advances made by the Lenders ratably according to their Working Capital Commitments. Within the limits of each Lender's Unused Working Capital Commitment, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.05(a) and reborrow under this Section 2.01(b).

                  (c) The Swing Line Advances. The Borrower may request the Swing Line Bank to make, and the Swing Line Bank may, if, in its sole discretion, it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date, (i) in an aggregate principal amount not to exceed at any time outstanding the lesser of (A) $15,000,000 (the "Swing Line Facility") and (B) the excess of $75,000,000 over the aggregate amount of all Working Capital Advances then outstanding and
(ii) in an amount for such Swing Line Advance not to exceed the aggregate of the Unused Working Capital Commitments of the Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, so long as the Swing Line Bank, in its sole discretion, elects to make Swing Line Advances, the Borrower may (i) borrow under this Section 2.01(c), (ii) repay pursuant to Section 2.03 or prepay pursuant to Section 2.05(a) (or the Swing Line Advances may be reduced pursuant to Section 2.02(b)(ii)) and (iii) reborrow under this Section 2.01(c).

                  SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Sections 2.02(b) and 2.13, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the first Business Day prior to the date of the proposed Borrowing, in the case of Base Rate Advances, and on the third Business Day prior to the date of the proposed Borrowing, in the case of Eurodollar Rate Advances, by the Borrower to the Funding Agent, which shall give to each Appropriate Lender prompt notice thereof by telex, telecopier or cable. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telex, telecopier or cable, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Funding Agent at the Funding Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Funding Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Funding Agent will make such funds available to the Borrower by crediting the Borrower's Account; provided, however, that, in the case of any Working Capital Borrowing, the Funding Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or any Issuing Bank, as the case may be, and by any other Lender and outstanding on the date of such Working Capital Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or such Issuing Bank, as the case may be, and such other Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

                  (b) (i) Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Funding Agent. Each such notice of a Swing Line Borrowing (a "Notice of Swing Line Borrowing") shall be by telephone, telex or telecopier, confirmed immediately in writing in the case of telephonic notice, specifying therein the requested date and amount of such Borrowing. If, in its sole discretion, it elects to make the requested Swing Line Advance, the Swing Line Bank will make the amount thereof available to the Funding Agent at the Funding Agent's Account, in same day funds. After the Funding Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Funding Agent will make such funds available to the Borrower by crediting the Borrower's Account.

                  (ii) Upon written demand by the Swing Line Bank, with a copy of such demand to the Funding Agent, each other Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender's Pro Rata Share of each outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Agent for the account of the Swing Line Bank, by deposit to the Funding Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Funding Agent, such Lender agrees to pay to the Funding Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Funding Agent, at the Federal Funds Rate. If such Lender shall pay to the Funding Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.
                  (c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or Section 2.09 and (ii) the aggregate number of different Interest Periods in effect at any time for outstanding Eurodollar Advances shall not exceed ten (for purposes of this clause (ii), Interest Periods of the same duration, but commencing on different dates, shall be treated as different Interest Periods).

                  (d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                  (e) Unless the Funding Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Funding Agent such Lender's ratable portion of such Borrowing, the Funding Agent may assume that such Lender has made such portion available to the Funding Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02 and the Funding Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Funding Agent, but the Funding Agent has nonetheless made such portion available to the Borrower, such Lender and the Borrower severally agree to repay to the Funding Agent, not later than 12:00 Noon (New York City time) forthwith on demand by the Funding Agent, such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Funding Agent, at
(i) in the case of such Borrower, the interest rate applicable at such time under such Section 2.06 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Funding Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for all purposes.

                  (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligations, if any, hereunder to make its Advances on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

                  SECTION 2.03. Repayment. (a) Working Capital Advances. The Borrower shall repay to the Funding Agent for the account of the Lenders the outstanding principal amount of the Working Capital Advances on the Termination Date.

                  (b) Swing Line Advances. The Borrower shall repay to the Funding Agent for the account of the Swing Line Bank and each other Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier to occur of (i) the tenth Business Day after the requested date of such Borrowing and (ii) the Termination Date.

                  SECTION 2.04. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least two Business Days' notice to the Funding Agent, terminate in whole or reduce ratably in part the unused portions of the Commitments; provided, however, that each partial reduction of a Facility
(i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

                  (b) Mandatory. (i) The Working Capital Facility shall be permanently reduced (A) on the date that is twelve months after the date of receipt of Net Cash Proceeds of the sale, lease, transfer or other disposition of any assets of Flagstar or any of its Restricted Subsidiaries (other than (1) dispositions of assets permitted under Section 5.02(e), to the extent not expressly stated therein to give rise to a mandatory Commitment reduction hereunder, (2) the disposition of Portiontrol Foods, Inc. and (3) the dispositions of Proficient Food Companies, IM Parks, Inc. and its Subsidiaries and IM Stadium, Inc. and its Subsidiaries (collectively, the "Transferred Businesses")) in an amount equal to the amount of such Net Cash Proceeds minus
(I) the amount, without duplication of the amounts referred to in Section 2.04(b)(i)(B)(1) and Section 2.04(b)(i)(C)(1) below, of Capital Expenditures made by Flagstar and its Restricted Subsidiaries during such twelve months and
(II) the amount, without duplication of the amounts referred to in Section 2.04(b)(i)(B)(2) and Section 2.04(b)(i)(C)(2) below, of Investments made by Flagstar and its Restricted Subsidiaries during such twelve months;

                  (B) on the date that is twelve months after the date of receipt of Net Cash Proceeds of the disposition of Portiontrol Foods, Inc. in an amount equal to the amount of such Net Cash Proceeds minus (1) the amount, without duplication of the amounts referred to in Section 2.04(b)(i)(A)(I) above and Section 2.04(b)(i)(C)(1) below, of Capital Expenditures made by Flagstar and its Restricted Subsidiaries during such twelve months, (2) the amount, without duplication of the amounts referred to in Section 2.04(b)(i)(A)(II) above and Section 2.04(b)(i)(C)(2) below, of Investments made by Flagstar and its Restricted Subsidiaries during such twelve months, (3) the amount, without duplication of the amount referred to in Section 2.04(b)(i)(C)(3) below, of Senior Debt other than the Commitments retired or defeased during such twelve months, provided that the amount described in this clause (3) shall not exceed $20,000,000;

                  (C) on the date that is twelve months after the date of receipt of Net Cash Proceeds of the dispositions of each of the Transferred Businesses in an amount equal to the aggregate of such Net Cash Proceeds minus
(1) the amount, without duplication of the amounts referred to in Section 2.04(b)(i)(A)(I) and Section 2.04(b)(i)(B)(1) above for Capital Expenditures made by Flagstar and its Restricted Subsidiaries during such twelve months, (2) the amount, without duplication of the amounts referred to in Section 2.04(b)(i)(A)(II) and Section 2.04(b)(i)(B)(2) above, of Investments made by Flagstar and its Restricted Subsidiaries during such twelve months, (3) the amount, without duplication of the amount referred to in Section 2.04(b)(i)(B)(3) above, of Senior Debt other than the Commitments retired or defeased during such twelve months, provided that the amount described in this clause (3) shall not exceed $40,000,000; and

                  (D) on the date of receipt of the Net Cash Proceeds of the sale or issuance by FCI, Flagstar or any of its Restricted Subsidiaries of any Debt (other than Debt permitted under Section 5.02(b) and, to the extent the Net Cash Proceeds thereof are applied to the repayment or refinancing of Subordinated Debt other than the FCI Intercompany Note, Subordinated Debt) in an amount equal to such Net Cash Proceeds.

                  (ii) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Working Capital Facility by the amount, if any, by which the Letter of Credit Facility exceeds the Working Capital Facility after giving effect to such reduction of the Working Capital Facility.

                  SECTION 2.05. Prepayments. (a) Optional. The Borrower may, upon at least two Business Days' notice to the Funding Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances owing by it and comprising part of the same Borrowings in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance the Borrower shall also pay any amounts owing pursuant to Section 8.04(c).

                  (b) Mandatory. (i) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Working Capital Advances comprising part of the same Borrowing and the Swing Line Advances equal to the amount by which the sum of (1) the aggregate principal amount of Working Capital Advances plus (2) Swing Line Advances plus (3) Letter of Credit Advances plus (4) the Available Amount of Letters of Credit exceeds (5) the amount of the Working Capital Facility. Each prepayment made under this Section 2.05(b)(i) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

                  (ii) The Borrower shall, on each Business Day, pay to the Funding Agent for deposit in the Borrower Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

                  (iii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

                  (iv) To the extent that (A) the provisions of this Section 2.05(b) would otherwise require the application of any prepayment to Eurodollar Rate Advances on a date that is not the last day of the then existing Interest Period therefor and (B) the Lenders entitled to such prepayment shall not have waived their rights to compensation under Section 8.04(c) in respect of such prepayment, the Borrower shall have the right, in lieu of making such prepayment on such date, to deposit the amount of such prepayment in the Borrower Cash Collateral Account for disbursement and application in accordance with the foregoing provisions of this Section 2.05 on the last day of the then existing Interest Period for such Eurodollar Rate Advances or as otherwise provided in the Security Agreement.

                  SECTION 2.06. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing by it to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of
         (i) the Base Rate in effect from time to time plus (ii) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September, and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                  (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (i) the Eurodollar Rate for such Interest Period for such Advance plus (ii) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the day such Eurodollar Rate Advance shall be Converted or paid in full.

                  (b) Default Interest. Upon the occurrence and during the continuance of a Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing by it to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above, and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

                  (c) Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Funding Agent shall give notice to the Borrower and each Lender of the applicable interest rate determined by the Agent for purposes of clause (a)(i) or (ii).

                  (d) Interest Rate Determination. (i) Each Reference Bank agrees to furnish to the Funding Agent timely information for the purpose of determining each Base Rate and Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Funding Agent for the purpose of determining any such interest rate, the Funding Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

                  (ii) If none of the Reference Banks is able to furnish timely information to the Funding Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

                  (A) the Funding Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

                  (B) each such Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

                  (C) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Funding Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  SECTION 2.07. Fees. (a) Commitment Fee. The Borrower shall pay to the Funding Agent for the account of the Lenders a commitment fee on the average daily unused portion of each Lender's Commitments from the Closing Date in the case of each Second Restatement Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at the rate of 1/2 of 1% per annum, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 1996, and on the Termination Date; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be due from or payable by the Borrower at any time except to the extent that such commitment fee shall otherwise have been due and payable prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

                  (b) Funding Agent's Fees. The Borrower shall pay to the Funding Agent for its own account such fees as may from time to time be agreed between the Borrower and the Funding Agent.

                  SECTION 2.08. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Funding Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections
2.09 and 2.10, convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c) and no Conversion of any Advances shall result in a greater number of Interest Periods for Eurodollar Rate Advances than is permitted under Section 2.02(c). Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

                  (b) Mandatory. (i) Whenever the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances on the last day of the then existing Interest Period for such Advances.

                  (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Funding Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

                  (iii) Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and
(y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

                  SECTION 2.09. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation occurring after the Closing Date or (ii) the compliance with any guideline or request from any central bank or other governmental authority issued after the date hereof (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, not later than 12:00 Noon (New York City time) on demand by such Lender Party (with a copy of such demand to the Funding Agent), pay to the Funding Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that, before making any such demand, each Lender Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, setting forth the basis thereof in reasonable detail and submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority issued after the date hereof (whether or not having the force of law) affects or would affect the amount of capital required or requested (whether or not having the force of law) to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased, or the rate of return thereon is reduced by or based upon the existence of such Lender Party's commitment to lend hereunder and other commitments of this type or the issuance of the Letters of Credit (or similar contingent obligations), then, not later than 12:00 Noon (New York City time) on demand by such Lender Party (with a copy of such demand to the Funding Agent), the Borrower shall pay to the Funding Agent for the account of such Lender Party from time to time as specified by such Lender Party or corporation, as the case may be, additional amounts sufficient to compensate such Lender Party in the light of such circumstances for such increase in capital, or reduction in the rate of return, but only to the extent that such Lender Party reasonably determines such increase or reduction to be allocable to the existence of such Lender Party's commitment to lend hereunder or to the issuance or maintenance of any Letters of Credit. A certificate as to such amounts setting forth the basis thereof in reasonable detail submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

                  (c) If, with respect to any Eurodollar Rate Advances, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Funding Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Funding Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Funding Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

                  (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Funding Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, not later than 12:00 Noon (New York City time) on the Business Day following such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Funding Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

                  SECTION 2.10. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Funding Agent at the Funding Agent's Account in same day funds. The Funding Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees under or in respect of a particular Facility ratably (other than amounts payable pursuant to Section 2.09(a), 2.09(b), 2.11, 2.13(d) or 8.04(c), amounts payable to the Swing Line Bank in respect of Swing Line Advances and amounts payable to any Issuing Bank in respect of Letters of Credit) to the Appropriate Lenders for the account of their Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to
Section 8.07(e), from and after the effective date of such Assignment and Acceptance, the Funding Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                  (b) The Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made by the Borrower to the Funding Agent when due hereunder or under the Note held by such Lender Party, to charge from time to time against any or all of such Borrower's accounts with such Lender Party any amount so due.

                  (c) All computations of interest, fees and Letter of Credit commissions shall be made by the Funding Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Funding Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or any payment payable on the last day of December to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  (e) Unless the Funding Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Funding Agent may assume that the Borrower has made such payment in full to the Funding Agent on such date and the Funding Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party from the Borrower. If and to the extent the Borrower shall not have so made such payment in full to the Funding Agent, each such Lender Party shall repay to the Funding Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Funding Agent, at the Federal Funds Rate.

                  SECTION 2.11. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender Party and the Funding Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income or franchise taxes imposed by the state or foreign jurisdiction under the laws of which such Lender Party or the Funding Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income or franchise taxes imposed by the state or foreign jurisdiction of such Lender Party's Applicable Lending Office or any political subdivision thereof (ii) taxes imposed by a jurisdiction other than the United States or any political subdivision thereof that are payable other than by reason of a payment made by or on behalf of the Borrower either (A) by a Person other than a United States person (as defined below) or (B) out of funds from an account outside the United States and (iii) in the case of each Lender Party, United States withholding taxes to the extent such amounts are considered excluded from Taxes under subsection (e) below (all such non- excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Funding Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender Party or the Funding Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

                  (c) The Borrower shall indemnify each Lender Party and the Funding Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11), imposed on or paid by such Lender Party or the Funding Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Funding Agent (as the case may be) makes written demand therefor.

                  (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Funding Agent, at its address referred to in
Section 8.02, the original receipt of payment thereof or a certified copy of such receipt or other documentation reasonably satisfactory to the Funding Agent evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, the Borrower shall furnish, or shall cause such payor to furnish, to the Funding Agent, at such address, a certificate from the appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Funding Agent in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this Section 2.11, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                  (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Second Restatement Lender, and on the date of the Assignment and Acceptance pursuant to which it became a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower or the Funding Agent (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Funding Agent and the Borrower with either (i) two original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or
(ii) to the extent permitted by law, as an alternative to form 1001 or 4224, each such Lender Party may provide the Borrower and the Funding Agent with two original Internal Revenue Service Forms W-8, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from United States federal withholding tax pursuant to Section 871(h) or 881(c) of the Code, together with an annual certificate stating that such Lender Party or participant is not a "person" or other entity described in Section 871(h)(3) or 881(c)(3) of the Code. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.

                  (f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form described in subsection
(e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e)), such Lender Party shall not be entitled to indemnification under subsection (a) or indemnification under subsection (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

                  (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall survive the payment in full of principal and interest hereunder and under the Notes.

                  SECTION 2.12. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party's ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party's ratable share (according to the proportion of (i) the amount of such Lender Party's required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.

                  SECTION 2.13. Letters of Credit. (a) The Letter of Credit Facility. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (the "Letters of Credit") for the account of the Borrower from time to time on any Business Day from the Closing Date until 60 days before the Termination Date (i) in an aggregate Available Amount for all Letters of Credit then outstanding and issued by such Issuing Bank not to exceed at any time the amount set forth opposite such Issuing Bank's name on Schedule I hereto under the caption Letter of Credit Commitment or, if such Issuing Bank has entered into one or more Assignments and Acceptances, set forth for such Issuing Bank in the Register maintained by the Funding Agent pursuant to Section 8.07(e) (such amount, as the same may be reduced pursuant to Section 2.04, being such Issuing Bank's "Letter of Credit Commitment") and (ii) in an Available Amount for each such Letter of Credit not to exceed the lesser of (x) the Letter of Credit Facility at such time and (y) an amount equal to the Unused Working Capital Commitments of the Lenders at such time, provided that an Issuing Bank may agree in its sole discretion to issue Letters of Credit during the period from the date that is 60 days before the Termination Date until the date that is five days before the Termination Date. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 60 days before the Termination Date and one year after the issuance thereof, but may by its terms be renewable annually with the consent of the Issuing Bank thereof, provided that an Issuing Bank may agree in its sole discretion to permit any Letter of Credit to have an expiration date not later than 60 days before the first anniversary of the Termination Date, provided further that the Borrower shall deposit into the Borrower Cash Collateral Account at least five Business Days prior to the Termination Date an amount equal to 105% of the sum of (i) the aggregate Available Amount of all Letters of Credit that have an expiration date (after giving effect to any renewal) that extends beyond the Termination Date and (ii) the aggregate amount of all fees and expenses owing on or in respect of such Letters of Credit. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.13(a), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.13(c), return Letters of Credit for cancellation, allow Letters of Credit to expire and request the issuance of additional Letters of Credit under this
Section 2.13(a). All Letters of Credit shall be Standby Letters of Credit. All Letters of Credit outstanding on the Closing Date under the Existing Credit Agreement shall be deemed to constitute Letters of Credit issued hereunder.

                  (b) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the requested Issuing Bank for such Letter of Credit, which shall give to the Funding Agent and each Lender prompt notice thereof by telex or telecopier. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by tested telex, telecopier or tested cable, in substantially the form of Exhibit B-2 hereto, specifying therein the requested
(A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such Issuing Banks's application and agreement for letter of credit in substantially the form of Exhibits N and O hereto (a "Letter of Credit Agreement"). If (x) the requested form of such Letter of Credit is acceptable to the requested Issuing Bank in its reasonable discretion, and (y) such Issuing Bank has not received notice of any reasonable objection to the form of such Letter of Credit from the Funding Agent or Lenders holding in the aggregate a majority in interest of the Working Capital Commitments, such Issuing Bank will, upon satisfaction of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at the office of such Issuing Bank referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. For purposes of determining the satisfaction of the applicable conditions set forth in Article III in connection with the issuance of any Letter of Credit hereunder, each Issuing Bank (i) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party and (ii) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                  (ii) Each Issuing Bank shall furnish (A) to the Funding Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank, (B) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and setting forth each Lender's participation therein, (C) to the Funding Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank and (D) to each Lender on the first Business Day of each calendar quarter a copy of each Letter of Credit issued by such Issuing Bank during the preceding calendar quarter.

                  (c) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit issued shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft (but without any requirement for compliance with the provisions of Sections 2.01 and
2.02 or the conditions set forth in Article III). Upon written demand by any Issuing Bank with an outstanding Letter of Credit Advance, with a copy of such demand to the Funding Agent, each Lender shall, until the Termination Date, purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Lender, such Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Funding Agent for the account of such Issuing Bank, by deposit to the Funding Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Promptly after receipt thereof, the Funding Agent shall transfer such funds to such Issuing Bank. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any other Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Funding Agent, such Lender and the Borrower severally agree to pay to the Funding Agent, not later than 12:00 Noon (New York City time) on demand, such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Funding Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.06 to Base Rate Advances and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Funding Agent such amount, such amount so paid shall constitute such Lender's Letter of Credit Advance for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in
Section 2.13(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

                  (d) Increased Costs. If any change occurring after the Closing Date in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority of competent jurisdiction charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit or guarantees issued by, or assets held by, or deposits in or for the account of, any Issuing Bank or any Lender or (ii) other than matters covered by Section 2.11, impose on any Issuing Bank or any Lender any other condition regarding this Agreement or such Lender or any Letter of Credit, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to any Issuing Bank of issuing or maintaining any Letter of Credit or to any Lender of purchasing any participation therein, then, upon demand by such Issuing Bank or such Lender, the Borrower shall immediately pay to such Issuing Bank or such Lender, from time to time as specified by such Issuing Bank or such Lender, additional amounts that shall be sufficient to compensate such Issuing Bank or such Lender for such increased cost (but without duplication of any amounts payable under Section 2.11). A certificate as to the amount of such increased cost, setting forth the basis thereof in reasonable detail and submitted to the Borrower by such Issuing Bank or such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                  (e) Repayment and Obligations Absolute. (i) The Borrower shall repay to the Funding Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance on the earlier of one Business Day following demand and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

                  (ii) The Obligations of the Borrower relating to any Letter of Credit under this Agreement and any other agreement or instrument shall, to the extent permitted by law, be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

                  (A) any lack of validity or enforceability of this Agreement, any Letter of Credit, and Letter of Credit Agreement or any other agreement or instrument relating thereto (collectively, the "L/C Related Documents");

                  (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of the Letters of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                  (C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any unrelated transaction;

                  (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit;

                  (F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of the Letters of Credit; or

                  (G) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor;

provided, however, that the payment by the Borrower of any Obligation relating to any Letter of Credit or any L/C Related Document shall not constitute a waiver by the Borrower of any claims it may have with respect to any of the matters set forth in clauses (A) through (G) above or otherwise.

                  (f) Compensation. (i) The Borrower shall pay to the Funding Agent for the account of each Working Capital Lender a commission on the average daily aggregate Available Amount of all Letters of Credit outstanding during the quarter ended on such date at the rate per annum equal to the Applicable Margin payable quarterly in arrears on the last day of each March, June, September and December, commencing June 1996, and on the Termination Date, provided that upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay the Funding Agent for the account of each Working Capital Lender a commission on the average daily aggregate Available Amount of all Letters of Credit outstanding during the quarter ended on such date at a rate per annum equal to the Applicable Margin plus 2% payable quarterly in arrears on the dates set forth above.

                  (ii) The Borrower shall pay to each Issuing Bank, for its own account, an administrative fee in an amount equal to 1/4 of 1% per annum of the Available Amount of each Letter of Credit issued by such Issuing Bank, payable quarterly in arrears on the last day of each March, June, September and December, commencing June 1996, and on the date of the full drawing, expiration, termination or cancellation of the last of such Letters of Credit to remain outstanding.

                  (iii) The Borrower shall pay to each Issuing Bank, for its own account, such issuance fees, transfer fees and amendment, payment and other fees and charges in connection with the issuance of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

                  SECTION 2.14. Use of Proceeds. The proceeds of all Working Capital Advances and Swing Line Advances shall be available (and the Borrower agrees that such proceeds shall be used) solely to provide working capital for Flagstar and its Restricted Subsidiaries.

                  SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an advance by such Defaulting Lender made on the date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Funding Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection
(a), shall be applied by the Agent as specified in subsection (b) or (c) of this
Section 2.15.

                  (b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Funding Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Funding Agent for the account of such Defaulting Lender, then the Funding Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Funding Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Funding Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Funding Agent shall be retained by the Funding Agent or distributed by the Funding Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Funding Agent and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted amounts owing at such time to the Funding Agent and the other Lender Parties, in the following order or priority:

                  (i) first, to the Funding Agent for any Defaulted Amount then owing to the Funding Agent; and

                  (ii) second, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Funding Agent pursuant to this subsection (b), shall be applied by the Funding Agent as specified in subsection (c) of this Section 2.15.

                  (c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Funding Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender Party shall pay such amount to the Funding Agent to be held by the Funding Agent to the fullest extent permitted by applicable law, in escrow or the Funding Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Funding Agent in escrow under this subsection
(c) shall be deposited by the Agent in an account with Citibank, in the name and under the control of the Funding Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Funding Agent in escrow under, and applied by the Funding Agent from time to time in accordance with the provisions of, this subsection
(c). The Funding Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Funding Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

                  (i) first, to the Funding Agent for any amount then due and payable by such Defaulting Lender to the Funding Agent hereunder;

                  (ii) second, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

                  (iii) third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time cease to be a Defaulting Lender, any funds held by the Funding Agent in escrow at such time with respect to such Lender Party shall be distributed by the Funding Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

                  (d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to any and all other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Funding Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.


                                   ARTICLE III

                              CONDITIONS PRECEDENT

                  SECTION 3.01. Conditions Precedent to Closing Date. The amendment and restatement of the Existing Credit Agreement pursuant hereto shall become effective on and as of the date (the "Closing Date"), which shall occur on or prior to April 30, 1996, on which each of the following conditions precedent shall have been satisfied or duly waived:

                  (a) The Assignment Agreement shall be in full force and effect and shall not have been terminated and, pursuant thereto, the Commitments and Advances (as defined in the Existing Credit Agreement) of each Existing Lender shall have been sold and assigned to the Second Restatement Lenders hereunder on the terms and in the amounts set forth in the Assignment Agreement.

                  (b) The Lender Parties shall be satisfied with the corporate and legal structure and capitalization of Flagstar and the Borrower, including the terms and conditions of the charter, bylaws and each class of capital stock of Flagstar and the Borrower and of each agreement or instrument relating to such structure or capitalization.

                  (c) Except as previously disclosed to the Lender Parties in writing, there shall have occurred no Material Adverse Change since December 31, 1995.

                  (d) The representations and warranties contained in each Loan Document shall be correct as though made on and as of the Closing Date.

                  (e) No event shall have occurred and be continuing that constituted a Default under (and as defined in) the Existing Credit Agreement or constitutes a Default hereunder.

                  (f) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of their Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (A) is reasonably likely to have a Material Adverse Effect, other than the Disclosed Litigation or (B) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document, any Related Document or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on any Significant Subsidiary Group or on Flagstar and its Restricted Subsidiaries taken as a whole of any Disclosed Litigation from that described on Schedule 4.01(i).

                  (g) The Borrower shall have paid all accrued fees of the Co-Administrative Agents, the Funding Agent and the Lender Parties and all accrued expenses of the Co-Administrative Agents and the Funding Agent (including all agency and unused commitment fees under the Existing Credit Agreement and the reasonable accrued fees and expenses of counsel to the Funding Agent and special trademark counsel to the Lender Parties).

                  (h) The Funding Agent shall have received on or before the Closing Date the following, each dated the Closing Date (unless otherwise specified), in form and substance satisfactory to the Funding Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Second Restatement Lender:

                           (i) The Notes to the order of such Second Restatement
                  Lender.

                           (ii) An amended and restated guaranty in
                  substantially the form of Exhibit D (as amended from time to time in accordance with its terms, the "Guaranty"), duly executed by Flagstar and each of its Restricted Subsidiaries other than the Borrower, Denny's Realty, Quincy's Realty and Spardee's Realty (collectively, the "Guarantors").

                           (iii) An amended and restated security agreement in
                  substantially the form of Exhibit E (as amended from time to time in accordance with its terms, the "Security Agreement"), duly executed by Flagstar and each of its Restricted Subsidiaries other than Denny's Realty, Quincy's Realty and Spardee's Realty, together with:

                                    (A) certificates representing the Pledged
                           Shares referred to in the Security Agreement not previously delivered to Citibank, as agent under the Existing Credit Agreement, accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt referred to in the Security Agreement endorsed in blank,

                                    (B) acknowledgment copies or stamped receipt
                           copies of proper amendments to financing statements, duly filed on or before the Closing Date under the Uniform Commercial Code of all jurisdictions that the Funding Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Security Agreement, covering the Collateral described in the Security Agreement in which Loan Parties have rights,

                                    (C) completed requests for information,
                           dated on or before the Closing Date, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name any of the Loan Parties as debtor, together with copies of such other financing statements,

                                    (D) copies of the Assigned Agreements
                           referred to in the Security Agreement not previously delivered to Citibank, as agent under the Existing Credit Agreement, together with a consent to such assignment, in substantially the form of Exhibit A to the Security Agreement, duly executed by each party to such Assigned Agreements other than Flagstar and its Subsidiaries,

                                    (E) the Restricted Account Letters referred
                           to in the Security Agreement not previously delivered to Citibank, as agent under the Existing Credit Agreement, duly executed by each Restricted Account Bank referred to in the Security Agreement, and

                                    (F) evidence of the completion of all other
                           recordings and filings of or with respect to the Security Agreement that the Funding Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby in the Collateral described in the Security Agreement in which the Loan Parties have rights.

                           (iv) An amended and restated trademark security
                  agreement in substantially the form of Exhibit I (as amended from time to time in accordance with its terms, the "Trademark Security Agreement"), duly executed by such Loan Parties as the Funding Agent may request, together with:

                                    (A) evidence of filings with the United
                           States Patent and Trademark Office with respect thereto, and

                                    (B) evidence that all other action that the
                           Funding Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Trademark Security Agreement has been taken.

                           (v) An amended and restated subordination agreement
                  in substantially the form of Exhibit J (as amended from time to time in accordance with its terms, the "Subordination Agreement"), duly executed by FCI, Flagstar and each of its Restricted Subsidiaries.

                           (vi) Certified copies of each of the Related
                  Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith.

                           (vii) A certificate, in form and substance
                  satisfactory to the Lender Parties, attesting to the Solvency of Flagstar and its Subsidiaries taken as a whole from its chief financial officer.

                           (viii) Certified copies of all necessary resolutions
                  of the Board of Directors of each Loan Party approving this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and each other Loan Document.

                           (ix) A certificate of each Loan Party, signed on
                  behalf of such Loan Party by its President or any Vice President and its Secretary or any Assistant Secretary, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to
                  (A) a true and correct copy of the charter of such Loan Party as in effect on the Closing Date, (B) a true and correct copy of the bylaws of such Loan Party as in effect on the Closing Date, (C) the due incorporation and good standing of such Loan Party as a corporation organized under the laws of its state of incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date and (E) the absence of any event continuing on the Closing Date that constitutes a Default.

                           (x) A certificate of the Secretary or an Assistant
                  Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement, the Notes and each other Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

                           (xi) A favorable opinion of Parker, Poe, Adams &
                  Bernstein L.L.P., counsel for the Loan Parties, in form and substance reasonably satisfactory to the Lender Parties.

                           (xii) A favorable opinion of Pennie & Edmonds,
                  special trademark counsel to the Agents, in form and substance reasonably satisfactory to the Lender Parties.

                           (xiii) A favorable opinion of Shearman & Sterling,
                  counsel for the Agents, in form and substance reasonably satisfactory to the Lender Parties.

                  (j) The Funding Agent shall have received such other approvals, opinions or documents as any Lender through the Funding Agent may reasonably request.

                  SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Appropriate Lender to make an Advance on the occasion of each Borrowing, and the right of the Borrower to request a Swing Line Borrowing or the issuance or renewal of Letters of Credit, shall be subject to the further conditions precedent that, on the date of such Borrowing, issuance or renewal, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or request for renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, issuance or renewal such statements are true):

                  (i) the representations and warranties contained in each Loan Document are correct on and as of such date, before and after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date (other than any such representations or warranties that, by their terms, are made as of a date other than the date of such Borrowing, issuance or renewal); and

                  (ii) no event has occurred and is continuing, or would result from such Borrowing, issuance or renewal or from the application of the proceeds therefrom, that constitutes a Default;

provided, however, that the obligation of each Lender to make an Advance (x) pursuant to Section 2.02(b)(ii) or (y) pursuant to Section 2.13(c) shall be absolute and unconditional and such Advance shall be made by such Lender notwithstanding the failure of the Borrower to satisfy any condition set forth in this Section 3.02.

                  SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Funding Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender Party prior to the Closing Date.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01. Representations and Warranties of Flagstar. Flagstar represents and warrants on the date hereof and on each date that such representation and warranty is made or deemed made hereunder as follows:

                  (a) Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed (except for jurisdictions in which the failure to so qualify or be in good standing would not be reasonably likely to have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of Flagstar has been validly issued, is fully paid and (except as otherwise required by applicable law) non-assessable and is owned by FCI free and clear of all Liens.

                  (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list as of the Closing Date of all of the Subsidiaries of each Loan Party, showing as of such date (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number issued and outstanding, on such date and the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at such date. All of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and (except as otherwise required by applicable law) non-assessable and is owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created by the Collateral Documents and those described on Schedule 5.02(a). Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed (except for jurisdictions in which the failure to do so would have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                  (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes, each other Loan Document and each Related Document to which it is or is to be a party, and the consummation of the other transactions contemplated hereby and thereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action on the part of such Loan Party, and do not
         (i) contravene such Loan Party's charter or by-laws, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934, as amended), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time), order, writ, judgment, injunction, decree, determination or award applicable to any Loan Party, (iii) except as set forth on Schedule 4.01(c), conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien (other than Liens created by or permitted under the Loan Documents) upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries except, as to (ii) and (iii) above, as would not, and would not be reasonably likely to, have a Material Adverse Effect. No Loan Party is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.

                  (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes, any other Loan Document or any Related Document to which it is or is to be a party, or the other transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens granted by any Loan Party pursuant to the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Funding Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for matters referred to in clauses (A) through (D) of Section 9(h) of the Security Agreement and the authorizations, approvals, actions, notices and filings listed on
         Schedule 4.01(d), and those which have been duly obtained, taken, given or made and are in full force and effect.

                  (e) This Agreement has been, and each of the Notes, each other Loan Document and each Related Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes, each other Loan Document and each Related Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

                  (f) The Consolidated balance sheets of Flagstar and its Subsidiaries as at December 31, 1995, and the related Consolidated statements of income and cash flows of Flagstar and its Subsidiaries for the fiscal year then ended, certified by Deloitte & Touche, independent public accountants, copies of which have been furnished to each Lender Party, fairly present, the Consolidated financial condition of Flagstar and its Subsidiaries and of the Significant Subsidiary Groups, as the case may be, as at such date and the Consolidated results of the operations and cash flows of Flagstar and its Subsidiaries and of the Significant Subsidiary Groups for the period ended on such date, all in accordance with generally accepted accounting principles.

                  (g) Except as disclosed in writing to the Second Restatement Lenders prior to the Closing Date, since December 31, 1995, there has been no Material Adverse Change.

                  (h) No information, exhibit or report furnished by or on behalf of any Loan Party to the Funding Agent or any Lender Party in the Information Memorandum dated February, 1996 or in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents (in each case after giving effect to revisions and updates furnished by or on behalf of such Loan Party to the Funding Agent or such Lender Party in accordance with the terms of the Loan Documents) contained any untrue statement of material fact or omitted to state a material fact required or necessary to make the statements contained therein not misleading, except the forecasted financial statements contained in such materials are based upon good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by the Lender Parties that such forecasted financial statements as to future events are not to be viewed as facts and that actual results during the period or periods covered by such forecasted financial statements may differ from the forecasted results.

                  (i) Except for the Disclosed Litigation, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of their respective Subsidiaries, pending, and to Flagstar's best knowledge, there is no such action, suit, investigation, litigation or proceeding threatened, before any court, governmental agency or arbitrator that has had or is reasonably likely to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability against any of the Loan Parties or their respective Subsidiaries of this Agreement, the Notes, any other Loan Document or any Related Document the consummation of the transactions contemplated hereby and thereby and there has been no material adverse change in the status, or financial effect on any Significant Subsidiary Group or on Flagstar and its Subsidiaries taken as a whole, of any Disclosed Litigation from that described in Schedule 4.01(i).

                  (j) Neither Flagstar nor any other Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

                  (k) No ERISA Event (i) has occurred that resulted in a material liability that has not been satisfied or (ii) is reasonably expected to occur with respect to any Plan where such ERISA Event would, or would be reasonably likely to, have a Material Adverse Effect.

                  (l) As of the last annual actuarial valuation date, the funded current liability percentage, as defined in Section 302(d)(8) of ERISA, of each Plan exceeds 90% and there has been no material adverse change in the funding status of any such Plan since such date.

                  (m) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan of any Loan Party or any ERISA Affiliate, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents as of the date of such Schedule B the funding status of such Plan, and since the date of such Schedule B there has been no change in such funding status that has had or is reasonably expected to have a Material Adverse Effect.

                  (n) None of the Loan Parties nor any ERISA Affiliate has incurred any Withdrawal Liability to any Multiemployer Plan that has had, or is reasonably expected to have, a Material Adverse Effect.

                  (o) None of the Loan Parties nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan of any Loan Party or an ERISA Affiliate that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, or is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, where such reorganization or termination has had, or is reasonably expected to have, a Material Adverse Effect.

                  (p) Except as set forth in the financial statements referred to in this Section 4.01 and in Section 5.03, the Loan Parties and their respective Subsidiaries have no material liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No.
         106.

                  (q) Neither the business nor the properties of Flagstar or any of its Subsidiaries is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that has had, or is reasonably likely to have, a Material Adverse Effect.

                  (r) The operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, and all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, except where such failure to comply and such obligations and costs have not had, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and no circumstances exist that would be reasonably likely to
         (i) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that is reasonably likely to have a Material Adverse Effect or (ii) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

                  (s) Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, none of the properties currently or, to the best knowledge of each Loan Party and its Subsidiaries, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the best knowledge of each Loan Party and its Subsidiaries, is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the best knowledge of each Loan Party and its Subsidiaries, formerly owned or operated by any Loan Party or any of its Subsidiaries. For purposes of this Section 4.01(s), "knowledge of each Loan Party and its Subsidiaries" means the knowledge of any current officer or plant manager of a Loan Party or any of its Subsidiaries, or of any current employee of a Loan Party or any of its Subsidiaries who is an environmental manager.

                  (t) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law, that has had or is reasonably expected to have a Material Adverse Effect.

                  (u) No Loan Party is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that is reasonably likely to have a Material Adverse Effect.

                  (v) Each Loan Party and each of their respective Subsidiaries and Affiliates has filed all tax returns (Federal, state, local and foreign) required to be filed (except, in the case of state, local and foreign tax returns, where the failure to file would not have a Material Adverse Effect) and has paid all taxes shown to be due on all returns so filed, including interest and penalties.

                  (w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list, as of the date hereof, of each taxable year of Flagstar, the Borrower and each of their Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an "Open Year").

                  (x) The aggregate unpaid amount, as of the date hereof, of adjustments to the Federal income tax liability (exclusive of applicable penalties and interest) of Flagstar, the Borrower and each of their Subsidiaries and Affiliates proposed by the Internal Revenue Service with respect to Open Years does not exceed $13,000,000. Set forth on Schedule 4.01(x) hereto is a complete and accurate description, as of the date hereof, of each proposed adjustment to Federal taxable income comprising a portion of such proposed unpaid Federal income tax liability that separately, for all such Open Years, would result in an increase of taxable income of $5,000,000 or more. Other than as set forth on Schedule 4.01(x), no issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, would be reasonably likely to have a Material Adverse Effect.

                  (y) The aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability (exclusive of applicable penalties and interest) of Flagstar and its Subsidiaries and Affiliates proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) does not exceed $2,000,000. Other than as set forth on
         Schedule 4.01(x), no issues have been raised by such taxing authorities that, in the aggregate, would be reasonably likely to have a Material Adverse Effect.

                  (z) Neither any Loan Party nor any of their respective Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

                  (aa)     Each Loan Party is Solvent.

                  (bb) Set forth on Schedule 4.01(bb) hereto is a complete and accurate list of all Existing Debt, showing as of the date specified on such Schedule the principal amount outstanding thereunder.

                  (cc) The Collateral Documents create a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

                  (dd) Each of Denny's Realty, Quincy's Realty and Spardee's Realty engages in no business other than the acquisition, leasing and financing of real property, improvements and personalty comprising restaurants, and other activities incident to, connected with or necessary or convenient to the foregoing.

                  (ee) None of the Restricted Subsidiaries other than the Loan Parties is the owner (other than as a licensee) of any property of the type described in the definition of Trademark Collateral (as defined in the Security Agreement) in any material amount.



                                    ARTICLE V

                              COVENANTS OF FLAGSTAR

                  SECTION 5.01. Affirmative Covenants. So long as any Advance or Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, Flagstar will:

                  (a) Compliance with Laws, Etc. Comply, and cause each of its Restricted Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and all applicable Environmental Laws), except where the failure so to comply would not, and would not be reasonably likely to, have a Material Adverse Effect.

                  (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before any penalty or interest shall accrue thereon, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and
         (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither Flagstar nor any of its Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against other creditors.

                  (c) Maintenance of Insurance. Maintain, and cause each of its Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice for comparable companies in the industry; provided, however, that Flagstar and its Restricted Subsidiaries may self-insure, pursuant to policies adopted by the Board of Directors of Flagstar and reviewed at least once annually, to the extent determined in good faith by senior management of Flagstar and its Restricted Subsidiaries, to be consistent with prudent business practice, in the best interests of Flagstar and its Restricted Subsidiaries and not materially adverse to the rights and interests of the Funding Agent and the Lender Parties under this Agreement and the other Loan Documents.

                  (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except (i) in the case of any Restricted Subsidiary of Flagstar (other than First-Tier Subsidiaries), as permitted pursuant to
         Section 5.02(d) or (ii) where the failure to maintain such existence (in the case of any Restricted Subsidiary that is not a Loan Party) or such rights and franchises (in the case of Flagstar or any of its Restricted Subsidiaries) would not, and would not be reasonably likely to, have a Material Adverse Effect.

                  (e) Visitation Rights. From time to time, at any reasonable time, permit each of the Funding Agent, any of the Lender Parties, and any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Flagstar or any of its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of Flagstar or any of its Restricted Subsidiaries with any of their officers or directors and with their independent certified public accountants and, at the request of the Co-Administrative Agents, participate in an annual meeting of the Co-Administrative Agents and the Lender Parties to be held at such place and time as may be agreed to by Flagstar and the Co-Administrative Agents.

                  (f) Keeping of Books. Keep, and cause each of its Restricted Subsidiaries to keep, appropriate books of record and account, in which shall be recorded all financial transactions and the assets and business of Flagstar and each such Restricted Subsidiary in accordance with GAAP.

                  (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, all of their respective properties that are used or useful in the conduct of their respective businesses in good working order and condition, ordinary wear and tear excepted, except where the failure so to maintain and preserve such properties would not, and would not be reasonably likely to, have a Material Adverse Effect.

                  (h) Compliance with Terms of Leaseholds and Franchise Agreements. Make all payments and otherwise perform in all material respects all obligations in respect of all leases of real property and franchise agreements, maintain such leases and franchise agreements in full force and effect and not allow such leases and franchise agreements to lapse or be terminated prior to the end of the term thereunder (provided, however, that neither Flagstar nor any of its Restricted Subsidiaries shall be required to pay any amount under such leases or franchise agreements that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained) or any rights to renew such leases and franchise agreements or, in the case of leases, options to purchase the premises demised thereby, to be forfeited or cancelled (except in accordance with their terms), notify the Funding Agent of any material default by any party with respect to such leases and franchise agreements and cooperate with the Funding Agent in all respects to cure any such default, and cause each of its Restricted Subsidiaries to do so; provided that Flagstar or any of its Restricted Subsidiaries may terminate a lease or franchise agreement or allow a lease or franchise agreement to lapse or be terminated or allow rights to renew or options to purchase to be forfeited or cancelled if the facility so leased or such franchise is no longer necessary or desirable for the prudent operation of the business of Flagstar or such Restricted Subsidiary as at the time conducted or contemplated to be conducted or if, at the time of the termination or surrender thereof or promptly thereafter (i) Flagstar or such Restricted Subsidiary has executed and delivered a lease or leases for other premises or another franchise agreement that may and will be used for the purposes for which the premises subject to the lease or franchise to be terminated were then used and (ii) the term thereof has commenced.

                  (i) Performance of Related Documents. Subject to Section 5.02(o), perform and observe, and cause each of its Restricted Subsidiaries to perform and observe, all of the material terms and provisions of each Related Document to be performed or observed by it or them, as the case may be, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms and, upon request of the Funding Agent, make to each other party to each such Related Document such demands and requests for information and reports as Flagstar or any of its Restricted Subsidiaries is entitled to make under such Related Document.

                  (j) Cash Concentration Accounts. Maintain, and cause the Borrower to maintain, central cash concentration accounts with Citibank and, to that end, (i) maintain the Borrower's Account and, except for Flagstar's daily operating account with Branch Banking and Trust Company at its Spartanburg, South Carolina headquarters, other accounts maintained by Flagstar and the Borrower with Citibank as the principal operating accounts of Flagstar and the Borrower, respectively, (ii) pay or cause to be paid, at or prior to the end of each Business Day, to the Funding Agent, for deposit into the Borrower's Account or such other account, all cash of Flagstar (including, without limitation, all proceeds of Collateral in which Flagstar is granting a security interest under the Collateral Documents) in excess of the amount determined by Flagstar, in the exercise of its prudent business judgment, to be required by Flagstar for the conduct of its business operations in the ordinary course; and (iii) cause each of its Restricted Subsidiaries to pay or cause to be paid, at or prior to the end of each Business Day, to the Funding Agent, for deposit into the Borrower's Account or another account maintained by the Borrower with Citibank, or a Restricted Account (as defined in the Security Agreement), as the case may be, all cash of such Restricted Subsidiary (including, without limitation, all proceeds of Collateral in which such Restricted Subsidiary is granting a security interest under the Collateral Documents) in excess of the amount determined by such Restricted Subsidiary, in the exercise of its prudent business judgment, to be required by such Restricted Subsidiary for the conduct of its business operations in the ordinary course, in each case as and to the extent required under the terms of the Collateral Documents to which such Restricted Subsidiary is a party.

                  (k) Transactions with Affiliates. Conduct, and cause each of its Restricted Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to Flagstar or such Restricted Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not such an Affiliate, except:

                            (i) advances of cash by the Borrower to Designated
                  Operating Subsidiaries under the Subsidiary Working Capital Notes;

                           (ii) advances of cash by Designated Operating
                  Subsidiaries that maintain Restricted Accounts (as defined in the Security Agreement) to the Borrower under the Borrower Intercompany Notes;

                            (iii) the incurrence and repayment of Subsidiary
                  Intercompany Debt;

                           (iv) the provision of services by Flagstar or any of
                  its Restricted Subsidiaries to other Subsidiaries of Flagstar, provided there is a fair and reasonable allocation of the costs associated therewith;

                           (v) arrangements among Subsidiaries of Flagstar
                  (other than First- Tier Subsidiaries) for the common purchase of goods and services, provided that the terms and provisions of such arrangements and the allocation of costs associated therewith are fair and reasonable;

                           (vi) leases of real property by Flagstar or any of
                  its Restricted Subsidiaries (other than First-Tier Subsidiaries) to other such Subsidiaries, provided that (A) such leases are in writing and freely assignable and (B) the terms and provisions of such leases and the allocation of costs associated therewith (including, without limitation, the rentals payable thereunder) are fair and reasonable;

                            (vii) payments by Flagstar and its Restricted
                  Subsidiaries as and to the extent required under the Tax Sharing Agreement;

                           (viii) capital contributions by Flagstar and its
                  Restricted Subsidiaries to their respective Subsidiaries, provided that capital contributions to Unrestricted Subsidiaries shall not exceed the amount permitted by Section 5.02(f);

                            (ix) transactions permitted under Section
                  5.02(f)(ix) and Section 5.02(g);

                           (x)      the Richardson Loan;

                           (xi)     the FCI Stock Documents; and

                           (xii) payments to KKR of management fees not to
                  exceed $1,250,000 per annum for the twelve-month period ended on December 31, 1995 and, for each subsequent twelve-month period, an amount equal to 110% of the amount so paid in the immediately preceding twelve-month period;

         provided, however, that nothing in this Agreement or any other Loan Document shall prohibit any transfer of assets, transactions or other arrangement among Restricted Subsidiaries that (x) are members of the same Significant Subsidiary Group or (y) are not members of any Significant Subsidiary Group.

                  (l) New Subsidiaries. As soon as possible and in any event within 30 days following the organization or acquisition of any new Subsidiary of Flagstar, (i) cause such new Subsidiary that is a Restricted Subsidiary to execute and deliver (A) to the Funding Agent, an Assumption of Guaranty (as defined in the Guaranty), a Security Agreement Supplement (as defined in the Security Agreement), a Trademark Security Agreement Supplement (as defined in the Trademark Security Agreement) and a Subordination Agreement Supplement (as defined in the Subordination Agreement) and (B) if such new Subsidiary is a Designated Operating Subsidiary, a Subsidiary Working Capital Note to the Borrower, (ii) if such new Subsidiary is a Designated Operating Subsidiary that maintains Restricted Accounts (as defined in the Security Agreement), cause the Borrower to execute and deliver to such new Subsidiary a Borrower Intercompany Note, and (iii) cause any such Subsidiary Working Capital Note, any such Borrower Intercompany Note and all of the outstanding capital stock of such new Subsidiary as is owned directly by Flagstar or any of its Restricted Subsidiaries to be pledged to the Funding Agent for the ratable benefit of the Funding Agent and the Secured Parties in accordance with the terms of the Collateral Documents.

                  (m) Delivery of Additional Pledged Shares. Cause to be pledged and delivered to the Funding Agent under the Security Agreement certificates representing the capital stock of each of Flagstar's Denny's Realty, Inc., Quincy's Realty and Spardee's Realty Subsidiaries upon the release of such certificates from the Liens thereon described on Schedule 5.02(a).

                  (n) Additional Covenants Regarding Real Estate Refinancing Documents. (i) Furnish to the Lender Parties as soon as possible, and in any event within three Business Days, after the occurrence of each Default or Event of Default, as the case may be, under (and as defined in) any Real Estate Refinancing Document, which Default or Event of Default is continuing on the date of such statement, a statement of the chief financial officer of Flagstar setting forth details of such Default or Event of Default and the action that Flagstar proposes to take with respect thereto; and (ii) cause each of Denny's, Quincy's, Enterprises and each of the Real Estate Subsidiaries not to amend, modify or change, or permit or suffer to exist any amendment or modification to or change in, any term or condition of any Real Estate Refinancing Document to which such corporation is a party or provide any or give any consent, waiver or approval thereunder except for Permitted Amendments.

                  SECTION 5.02. Negative Covenants. So long as any Advance or Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, Flagstar will not:

                  (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, or permit any of its Restricted Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction (except in respect of true leases not intended as security and otherwise permitted under Section 5.02(c)), a financing statement that names Flagstar or any of its Restricted Subsidiaries as debtor, or sign, or permit any of its Restricted Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Restricted Subsidiaries to assign, any accounts, excluding, however, from the operation of the foregoing restrictions the following:

                           (i) Liens created by or pursuant to the Loan
                  Documents;

                           (ii) Liens existing on the property of Flagstar or
                  any of its Restricted Subsidiaries (other than First-Tier Subsidiaries) on the Closing Date and described on Schedule 5.02(a) or extensions, renewals, refinancings or replacements thereof; provided, however, that no such extensions, renewals, refinancing or replacements shall extend to or cover any property not theretofore subject to the Lien being extended, renewed, refinanced or replaced; and provided further that Flagstar and its Restricted Subsidiaries (other than First-Tier Subsidiaries) may substitute for the property subject to any such Lien other property with substantially the same Fair Market Value and not otherwise subject to the Lien of a Collateral Document, so long as (1) the property for which such substitution is made is fully and effectively released from such Lien and (2) the property being subjected to such Lien is held (x) by a Restricted Subsidiary (other than a First-Tier Subsidiary) that is a member of the same Significant Subsidiary Group as the Subsidiary holding the property being released or (y) if the Restricted Subsidiary holding the property being released is not a member of a Significant Subsidiary Group, by another Restricted Subsidiary that is not a member of a Significant Subsidiary Group;

                           (iii) The following Liens arising in the ordinary
                  course of business:

                                    (A)     Permitted Liens;

                                    (B) (1) purchase money Liens upon or in any
                           property acquired or held by Restricted Subsidiaries of Flagstar (other than First- Tier Subsidiaries) to secure the purchase price of such property or to secure Debt (including interest, fees, reimbursement and indemnification amounts, and all other accruals and Obligations accruing on or after the time at which the principal amount of such Debt is incurred) incurred solely for the purpose of financing the acquisition, construction or improvement of the property subject to such Liens (including, without limitation, Liens securing Capex Financings), whether incurred before or after such acquisition, construction or improvement, provided that any such Liens shall be placed on such property within 180 days following the acquisition, construction or improvement thereof, and (2) Liens existing on any such property at the time of acquisition, and extensions, renewals, refinancings or replacements of any of the foregoing for the same or a lesser principal amount; provided, however, in each case, that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal, refinancings or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

                                    (C) Liens arising under leases permitted
                           under Section 5.02(c) (including, without limitation, the Lien of the owner of, or mortgagee of the ownership interest in, the property subject to any such lease on such property and any improvements and fixtures thereon);

                                    (D) Liens of lessees under leases permitted
                           under Section 5.02(e);

                                    (E) unperfected Liens on the property of
                           Restricted Subsidiaries of Flagstar (other than First-Tier Subsidiaries) in favor of (1) other Restricted Subsidiaries of Flagstar (other than First-Tier Subsidiaries) arising in connection with intercompany transactions permitted under the final proviso to Section 5.01(k) or (2) Flagstar arising in connection with intercompany transactions permitted under Section 5.01(k)(vi);

                                    (F) Liens on real property securing Debt
                           outstanding under the Real Estate Refinancing Documents;

                                    (G) Liens upon or on any assets acquired
                           directly or indirectly as permitted by Section 5.02(f)(xii), provided such Liens exist at the time such assets are so acquired and that no such Lien shall extend to or cover any property other than such assets; and

                                    (H) Liens upon or on any other assets
                           securing Obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding.

                  (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

                           (i)      in the case of Flagstar,

                                    (A) all interest, fees, reimbursement and
                           indemnification amounts, and all other accruals and Obligations under the Senior Notes;

                                    (B) all interest, fees, reimbursement and
                           indemnification amounts, and all other accruals and Obligations under the Existing Subordinated Debt;

                                    (C) all interest, fees, reimbursement and
                           indemnification amounts, and all other accruals and Obligations under Debt incurred to refinance all or any portion of the Existing Subordinated Debt, provided such refinancing Debt, (1) is in a principal amount no greater than the aggregate principal amount and premium, if any, payable in respect of the Debt refinanced, (2) bears interest at a rate no greater than the rate of interest applicable to the Debt refinanced; and (3) otherwise contains terms and conditions, including terms of subordination, no less favorable to Flagstar and the Lenders than the terms and conditions of the indenture governing the 11.25% Senior Subordinated Debentures due 2004 of Flagstar in the form of indenture attached as Exhibit J;

                                    (D) Debt in respect of Hedge Agreements
                           entered into with Lenders provided that the aggregate notional amount thereof shall not exceed $800,000,000;

                                    (E) all interest, fees, reimbursement and
                           indemnification amounts, and all other accruals and Obligations under the FCI Intercompany Note;

                           (ii) in the case of the Borrower, Debt under the Loan
                  Documents and the Borrower Intercompany Notes;

                           (iii) in the case of Flagstar and any of its
                  Restricted Subsidiaries (other than First-Tier Subsidiaries),

                                    (A)     Debt under the Loan Documents;

                                    (B) Debt secured by Liens permitted under
                           Section 5.02(a)(iii)(B), provided that the aggregate principal amount of all such Debt (other than Capex Financings) shall not exceed $10,000,000 at any time outstanding;

                                    (C) Debt under Capitalized Leases permitted
                           under Section 5.02(c);

                                    (D) all interest, fees, reimbursement and
                           indemnification amounts, and all other accruals and Obligations under the Existing Debt and renewals, extensions, modifications or refinancings of the Existing Debt, provided such renewals, extensions, modifications and refinancings (1) do not increase the outstanding principal amount of the Existing Debt being extended, modified or refinanced, or shorten the maturity thereof to a date earlier than one year after the Termination Date, and (2) are otherwise on terms consistent with prudent business practice and then prevailing market practices and prices in the applicable geographic area;

                                    (E) endorsement of negotiable instruments
                           for deposit or collection or similar transactions in the ordinary course of business;

                                    (F) additional unsecured Debt not otherwise
                           permitted by this Section 5.02(b)(iii) aggregating not more than $20,000,000 in principal amount at any one time outstanding;

                                    (G) Debt of any such Subsidiary to another
                           such Subsidiary, provided that (1) both such Subsidiaries are members of the same Significant Subsidiary Group or (2) neither such Subsidiary is a member of any Significant Subsidiary Group;

                                    (H) obligations under performance or surety
                           bonds that constitute Debt (if any) incurred in the ordinary course of business, provided that the aggregate maximum amount available to be paid or drawn under such performance or surety bonds that are not supported by Letters of Credit shall not exceed $10,000,000 at any time outstanding; and

                                    (I) Debt incurred or assumed in any
                           transaction permitted under Section 5.02(f)(xii);

                           (iv) in the case of Significant Subsidiaries, Debt
                  under the Loan Documents; and

                           (v)      Subsidiary Intercompany Debt.

                  (c) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction or (ii) for the rental or hire of real or personal property in connection with other transactions of any kind under leases or agreements to lease (including, without limitation, Capitalized Leases) other than (in the case of Flagstar and its Restricted Subsidiaries other than First-Tier Subsidiaries) Obligations under:

                           (A) leases in existence on the Closing Date and any
                  renewal, extension, modification or replacement of such leases, provided such renewals, extensions, modifications and replacements (1) are on terms consistent with prudent business practice and (2) in the case of Capitalized Leases, do not advance the expiration date thereof to a date earlier than one year after the Termination Date;

                           (B) additional leases (other than Capitalized Leases)
                  entered into in the ordinary course of business and in a manner and to an extent consistent with prudent business practice for which the aggregate rent expense in any fiscal year does not exceed $80,000,000;

                           (C) additional Capitalized Leases entered into in the
                  ordinary course of business and in a manner and to an extent consistent with prudent business practice (1) in connection with Capital Expenditures or (2) the principal amount of which would not increase the direct or contingent liabilities of Flagstar and its Restricted Subsidiaries, on a Consolidated basis, in respect of all such Capitalized Leases that are not entered into in connection with Capital Expenditures by more than $15,000,000 in any fiscal year; and

                           (D) intercompany leases permitted under Section
                  5.01(k).

                  (d) Mergers, Etc. Merge with or into or consolidate with or into, or convey, transfer or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Restricted Subsidiaries to do so, except that any Restricted Subsidiary of Flagstar (other than First-Tier Subsidiaries) may (i) merge or consolidate with or transfer all or substantially all of its assets to any other Restricted Subsidiary of Flagstar within the same Significant Subsidiary Group or, if such Restricted Subsidiary is not a member of any Significant Subsidiary Group, with any other Restricted Subsidiary of Flagstar which is not a member of any Significant Subsidiary Group (other than the Borrower), (ii) acquire by merger the assets of any Person to the extent permitted by Section 5.02(f)(xii) and (iii) dispositions permitted by 5.02(e)(iv); provided no such merger, consolidation, transfer or acquisition involving a Restricted Subsidiary of Flagstar results in any loss of ownership by Flagstar of such Restricted Subsidiary.

                   (e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Restricted Subsidiaries to sell, lease, transfer or otherwise dispose of, any of its assets, including (without limitation) substantially all assets constituting the business of a division, branch or other unit operation, except:

                            (i) dispositions of inventory in the ordinary course
                   of business;

                            (ii) dispositions of obsolete or surplus equipment
                   in the ordinary course of business consistent with past practice, provided that all such dispositions shall be for Fair Market Value;

                           (iii) dispositions in the ordinary course of business
                  consistent with past practice of other properties no longer used or useful in the business of Flagstar and its Restricted Subsidiaries, provided that all such dispositions shall be for Fair Market Value and provided further that the aggregate Fair Market Value of all such other properties disposed of in any fiscal year shall not exceed $10,000,000;

                           (iv) dispositions of assets for Fair Market Value in
                  cash in connection with any sale and leaseback transaction, provided that (A) the obligations of Flagstar and its Restricted Subsidiaries under any related lease are permitted under Section 5.02(c) and (B) if such transaction is consummated more than 180 days after the acquisition or completion of construction of the property that is the subject of such transaction the Borrower shall, in accordance with
                  Section 2.04, reduce the Working Capital Commitments by an amount equal to the sum of the Net Cash Proceeds of such transaction;

                           (v) exchanges of real property, fixtures and
                  improvements for other real property, fixtures and improvements, provided (A) each such exchange is for Fair Market Value, (B) any consideration (other than real property, fixtures and improvements) received by Flagstar and its Restricted Subsidiaries in connection with such exchanges is received by Flagstar and its Restricted Subsidiaries in cash, and (C) the Net Cash Proceeds of each such exchange are used to reduce Working Capital Commitments in accordance with
                  Section 2.04;

                            (vi) intercompany transactions permitted under the
                   last proviso to Section 5.01(k);

                           (vii) dispositions from time to time of all or any
                  portion of the assets constituting any of the restaurants of Denny's Holdings, Inc. and its Subsidiaries (other than sales (but not licenses) of Trademark Collateral (as defined in the Security Agreement)) for a consideration determined by the board of directors of the Subsidiaries that own such assets (which board of directors shall include members of senior management of Flagstar) to be equal to the fair market value of the assets disposed of; provided that the excess of aggregate Net Cash Proceeds of such dispositions received after the date hereof over $30,000,000 are used to reduce Working Capital Commitments in accordance with Section 2.04;

                           (viii) disposition of Portiontrol Foods, Inc. and its
                  Subsidiaries, provided that (A) on or prior to the date of such disposition, the Borrower shall have returned to the Issuing Banks for cancellation, or shall have made other arrangements satisfactory to the Required Lenders in respect of, the Letters of Credit issued in support of obligations of Portiontrol Foods, Inc.
                  and its Subsidiaries, (B) such disposition shall be for an amount not less than Fair Market Value (but in any event the Net Cash Proceeds thereof shall not be less than $40,000,000) and on other terms and conditions reasonable and customary in similar transactions, in each case as determined in the reasonable judgment of the Required Lenders and (C) the Net Cash Proceeds of such disposition are used to reduce Working Capital Commitments to the extent required by Section 2.04(b)(i)(B);

                           (ix) disposition of underperforming restaurants (as
                  determined in the good faith judgment of Flagstar), provided that such dispositions shall be for an amount not less than Fair Market Value and provided further that the aggregate Fair Market Value of all such assets disposed of in any fiscal year shall not exceed $15,000,000 for the fiscal year ended in 1996 and $8,000,000 for each fiscal year thereafter; and

                           (x) dispositions of restaurant assets to franchisees
                  within 90 days following the acquisition thereof, provided that such dispositions shall be for an amount not less than Fair Market Value;

         provided, as to clauses (iv), (v), (vii), (viii), (ix) and (x) of this
         Section 5.02(e), that after giving effect to such transaction no Default shall have occurred and be continuing.

                  (f) Investments in Other Persons. Make, or permit any of its Restricted Subsidiaries to make, any Investment in any Person that is not a Restricted Subsidiary that is directly or indirectly wholly owned by Flagstar or such Restricted Subsidiary or one or more other Restricted Subsidiaries within the same Significant Subsidiary Group, other than:

                            (i) advances by the Borrower to Designated Operating
                   Subsidiaries under the Subsidiary Working Capital Notes;

                            (ii) advances to the Borrower by Restricted
                   Subsidiaries of Flagstar other than the Borrower under the Borrower Intercompany Notes;

                           (iii) loans or advances constituting Debt permitted
                  under Section 5.02(b)(iii)(G) and (b)(v) and other Investments by Restricted Subsidiaries of Flagstar in other Restricted Subsidiaries of Flagstar where both such Restricted Subsidiaries are (A) members of the same Significant Subsidiary Group or (B) not members of any Significant Subsidiary Group;

                            (iv) loans or advances made by Restricted
                   Subsidiaries of Flagstar (other than First-Tier Subsidiaries) in the ordinary course of business consistent with prudent business practice to customers, distributors, franchisors or franchisees relating to concession, food service, distribution or franchise agreements;

                           (v) Cash Equivalents and, to the extent insured by
                  the full faith and credit of the Government of the United States and in an aggregate amount not to exceed $2,000,000 at any time outstanding, insured certificates of deposit or time deposits with commercial banks that have combined capital and surplus of less than $500,000,000;

                           (vi) Investments by Restricted Subsidiaries of
                  Flagstar (other than First-Tier Subsidiaries) made pursuant to joint venture or franchise arrangements entered into in accordance with prudent business practice and in an aggregate amount of not more than $10,000,000 at any time outstanding;

                           (vii) non-cash consideration received from any sale,
                  lease, transfer or other disposition of assets permitted under
                  Section 5.02(e);

                           (viii) loans or advances to employees made in the
                  ordinary course of business consistent with prudent business practice and in an aggregate amount not to exceed $2,500,000 at any time outstanding;

                           (ix) loans or advances to or Investments in Liquor
                  License Affiliates to the extent necessary to enable Liquor License Affiliates to pay taxes, fees and other expenses as and when required to maintain the liquor licenses held by them;

                            (x) additional Investments not otherwise permitted
                   by this Section 5.02(f), in an aggregate amount not to exceed $3,000,000;

                            (xi) the Richardson Loan plus interest, fees,
                   reimbursement and indemnification amounts, and all other accruals and obligations thereunder;

                           (xii) Investments in new operations, properties or
                  franchises through the purchase or other acquisition of assets of any Person or stock of new Restricted Subsidiaries where Flagstar or the Restricted Subsidiary of Flagstar making such purchase or acquisition determines in its prudent business judgment that such purchase or acquisition would be beneficial in lieu of making Capital Expenditures;

                            (xiii) Investments by Flagstar in Newco in an
                   aggregate amount not to exceed $75,000,000 at any time outstanding; and (xiv) restaurant deposits in the form of demand deposits with any commercial bank.

                  (g) Dividends, Etc. In addition to the prohibitions set forth in Section 12 of the Security Agreement, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution or exchange of assets, capital stock, warrants, rights, options, obligations or securities to or with its stockholders as such, or permit any of its Restricted Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of Flagstar or any warrants, rights or options to acquire such capital stock, other than:

                           (i) dividends and other distributions paid by
                  Subsidiaries of Flagstar to Flagstar or other Subsidiaries of Flagstar within the same Significant Subsidiary Group or, if such Subsidiary (other than the Borrower) is not a member of any Significant Subsidiary Group, to Flagstar or any other Subsidiary of Flagstar;

                           (ii) cash dividends paid by Subsidiaries of Flagstar
                  (other than the Borrower), in an aggregate amount not to exceed $3,000,000 in any fiscal year, to the holders of minority interests in such Subsidiaries ratably in accordance with the ownership interests of such holders in such Subsidiaries;

                           (iii) dividends and other distributions in cash paid
                  by Flagstar to FCI for the purpose of repurchasing from officers, employees or employee benefit plans of Flagstar and its Subsidiaries shares and options to purchase shares of FCI Common Stock upon the death, disability, retirement or termination of employment of such person as provided for in any such employee benefit plan or in any agreement relating to such shares or options, provided that the aggregate amount of such cash dividends shall not exceed the sum of (A) $20,000,000 plus (B) the cash proceeds from any reissuance of FCI Common Stock by FCI to officers, employees or employee benefit plans, which proceeds are contributed by FCI to the capital of Flagstar upon receipt thereof;

                           (iv) cash dividends to FCI for the purpose of
                  compensating FCI for, or enabling FCI to pay (A) accounting and legal fees and other fees and expenses, in each case to the extent incurred by FCI in the ordinary course of business in its capacity as a holding company for Flagstar and (B) underwriting fees and discounts in connection with securities offerings by FCI to the extent the net proceeds thereof are contributed to the capital of Flagstar or advanced to Flagstar on terms no less favorable to Flagstar and the Lenders than the FCI Intercompany Note; and

                           (v) cash dividends to pay tax liabilities in an
                  amount not to exceed Flagstar's or such Restricted Subsidiary's tax liability computed on a separate liability basis.

                  (h) Maintenance of Ownership of Subsidiaries. Sell or otherwise dispose of any shares of capital stock of any of its Subsidiaries or any warrants, rights or options to acquire such capital stock or permit any of its Restricted Subsidiaries to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any other Restricted Subsidiary of Flagstar or any warrants, rights or options to acquire such capital stock, other than (i) by a Restricted Subsidiary of Flagstar (other than a First-Tier Subsidiary) to Flagstar or any wholly owned Subsidiary of Flagstar within the same Significant Subsidiary Group, (ii) if the Restricted Subsidiary making such issuance, sale or other disposition is not a member of a Significant Subsidiary Group, to Flagstar or any other wholly owned Restricted Subsidiary of Flagstar (other than the Borrower) which is not a member of a Significant Subsidiary Group or (iii) as part of any disposition permitted under Section 5.02(e) or acquisition by merger or consolidation permitted under Section 5.02(f)(xii).

                  (i) Change in Nature of Business. (i) Conduct any business or enter into any transaction inconsistent with its status as a holding company, or permit any Significant Subsidiary to conduct any business or enter into any transaction inconsistent with such Significant Subsidiary's status as a holding company, (ii) permit the Borrower to conduct any business or enter into any transaction inconsistent with its status as a single purpose Subsidiary of Flagstar providing working capital financing for Flagstar and its other Restricted Subsidiaries, or (iii) make, or permit any Significant Subsidiary Group to make, any material change in the nature of its business as carried on at the date hereof.

                   (j) Plan Termination. Terminate, or permit any ERISA Affiliate to terminate, any Plan where such termination would, or would be reasonably likely to, have a Material Adverse Effect.

                  (k) Plan Amendments. Amend, modify or change, or permit any of its Restricted Subsidiaries to amend, modify or change, any Plan, Multiemployer Plan or Welfare Plan except as required by law or where such amendment, modification or change does not, and would not be reasonably likely to, have a Material Adverse Effect.

                   (l) Charter Amendments. Amend, or permit any of its Restricted Subsidiaries to amend, its charter or bylaws except in a manner which does not materially impair the rights and interests of the Funding Agent or any Lender Party.

                  (m) Accounting Changes. Make or permit, or permit any of its Restricted Subsidiaries to make or permit, any change in its fiscal year or any material change in accounting policies affecting the presentation of financial statements or reporting practices, except as required by generally accepted accounting principles.

                  (n) Prepayments, Etc. of Debt. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms, if any, of, any Debt, other than (A) regularly scheduled or required payments on, or repayments or redemptions of, Debt permitted under Section 5.02(b), (B) payments to retire Debt to the extent required under a "due on sale" clause applicable to any disposition of assets permitted under Section 5.02(e), (C) prepayments of Funded Debt (other than Subordinated Debt), provided that before and immediately after giving effect to any such prepayment (1) the Interest Coverage Ratio shall be greater than or equal to 2.00:1.00 and (2) the aggregate amount of Working Capital Advances and Swing Line Advances then outstanding shall not exceed $0, (D) prepayments of Funded Debt (other than Subordinated Debt) from the Net Cash Proceeds of the disposition of (1) Portiontrol Foods, Inc. in an amount not to exceed $20,000,000 and (2) the Transferred Businesses in an aggregate amount not to exceed $40,000,000, or as otherwise permitted or required pursuant to Section 2.05, (E) renewals, extensions, modifications and refinancings permitted under Section 5.02(a)(ii), (a)(iii)(B), (b)(i)(C) or
         (b)(iii)(D) and (F) payments required in respect of Hedge Agreements (as scheduled payments, payments upon termination or otherwise), or
         (ii) except for Permitted Amendments and as otherwise provided in Sections 5.02(a)(ii), (b)(iii)(D) or (o), modify or change in any manner any term or condition of any Subordinated Debt or any other Existing Debt or permit any of its Restricted Subsidiaries to do any of the foregoing.

                   (o) Amendment, Etc. of Related Documents. Cancel or terminate any Related Document or consent to, permit or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document, or permit any of its Restricted Subsidiaries to do so, except (i) in the case of the Subordinated Debt Documents and Senior Note Documents, Permitted Amendments and as otherwise provided in Section 5.02(b)(iii)(D), (ii) the termination of the Tax Sharing Agreement and (iii) in all other cases, where such action would not, and would not be reasonably likely to, have a Material Adverse Effect.

                  (p) Dividend and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause or suffer to exist or become effective, or permit any of its Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (i) pay dividends or make other distributions on its capital stock or any other interest or participation in, or measured by, its profits, owned by Flagstar or any of its Restricted Subsidiaries, or pay any Debt owed to Flagstar or any of its Restricted Subsidiaries, (ii) make loans or advances to Flagstar or a Restricted Subsidiary of Flagstar, or (iii) transfer any of its properties or assets to Flagstar or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) this Agreement, any other Loan Document or any other agreement entered into hereunder or thereunder or as contemplated hereby or thereby, (C) the Related Documents, (D) customary provisions restricting (1) subletting or assignment of any lease governing a leasehold interest of Flagstar or any of its Restricted Subsidiaries, (2) the transfer of intellectual property rights held by Flagstar or any of its Restricted Subsidiaries through license agreements with the owners of such rights and (3) the assignment of supply contracts, (E) any instrument governing Debt, plus interest, fees, reimbursement and indemnification amounts, and all other accruals and Obligations thereunder of a Person acquired by Flagstar or any of its Restricted Subsidiaries at the time of such acquisition, (F) Existing Debt, Debt permitted under provisions of indentures governing Existing Debt that are identical to Section 3.11(b)(vi) of the form of indenture attached as Exhibit J and not otherwise prohibited by the terms of this Agreement, and other contractual obligations of Flagstar or any of its Restricted Subsidiaries existing on the Closing Date and any amendment, modification, renewal, extension, replacement, refinancing or refunding thereof, provided that the encumbrances and restrictions contained in any such amendment, modification, renewal, extension, replacement, refinancing or refunding are in the aggregate no less favorable in all material respects to the Lenders, (G) any Capex Financing and (H) any Investment permitted under Section 5.02(f).

                  (q) Negative Pledge. Enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Funding Agent and the Secured Parties or (ii) in connection with
         (A) any Existing Debt and any Debt outstanding on the date such Restricted Subsidiary first becomes a Subsidiary of Flagstar, plus, in each case, interest, fees, reimbursement and indemnification amounts, and all other accruals and
         Obligations thereunder, (B) any property subject to a Lien permitted by
         Section 5.02(a)(iii)(B), (C) and (D) in the agreement creating such Lien or (C) any assets acquired directly or indirectly as permitted under Section 5.02(f)(xii), provided such agreement prohibiting or conditioning the creation or assumption of any Lien exists at the time such assets are so acquired and that no such agreement shall extend to or cover any property other than such assets.

                  (r) Partnerships. Become a general partner in any general or limited partnership, or permit any of its Restricted Subsidiaries to do so, other than any Restricted Subsidiary the sole assets of which consist of its interest in such partnership.

                  (s) Floating Rate Debt. Permit the sum of (i) the aggregate principal amount of Total Debt that accrues interest at a floating rate plus (ii) the aggregate notional amount of Hedge Agreements under which Flagstar is a floating rate payor minus (iii) the aggregate notional amount of Hedge Agreements under which Flagstar is a fixed rate payor to be greater than 50% of the aggregate principal amount of Total Debt at any time.

                  (t) Designation of Restricted and Unrestricted Subsidiaries.
         (i) Designate a Subsidiary, in connection with an acquisition permitted under Section 5.02(f)(xii), as an Unrestricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless, in either case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom and Flagstar shall be in pro forma compliance with the covenants set forth in Section 5.04, or (ii) without the prior written consent of the Required Lenders, redesignate a Restricted Subsidiary as an Unrestricted Subsidiary.

                   SECTION 5.03. Reporting Requirements. So long as any Advance or Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, Flagstar will:

                  (a) Default Notice. As soon as possible and in any event within three days after knowledge of any Significant Subsidiary, Designated Operating Subsidiary, Flagstar or the Borrower of the occurrence of each Default continuing on the date of such statement, provide to each Lender Party a statement of the chief financial officer of Flagstar setting forth details of such Default and the action that Flagstar has taken and proposes to take with respect thereto.

                   (b) Monthly Financials. As soon as available and in any event within 60 days after the end of each December, 45 days after the end of each March, June and September and 35 days after the end of each other month, provide to each Lender Party a copy of the monthly report to the Board of Directors of Flagstar setting forth certain financial information with respect to Flagstar and its Subsidiaries, prepared in accordance with current practice of Flagstar as of the date hereof, together with Consolidated balance sheets of Flagstar and its Subsidiaries, Flagstar and its Restricted Subsidiaries and of each Significant Subsidiary Group as of the end of such month and Consolidated statements of income and retained earnings and cash flows of Flagstar and its Subsidiaries, Flagstar and its Restricted Subsidiaries and of each Significant Subsidiary Group (i) for the period commencing at the end of the previous month and ending with the end of such month, setting forth in each case in comparative form the figures for the corresponding month of the preceding year and (ii) for the period commencing at the end of the preceding year and ending with the end of such month, setting forth in each case in comparative form the figures both for the corresponding year-to-date period as set forth in the annual business plan for such year and for the corresponding year-to-date period of the preceding year, all in reasonable detail and duly certified by the chief financial officer of Flagstar as having been prepared, in the case of such Consolidated balance sheets and statements of income and retained earnings, in accordance with GAAP but subject to year-end audit adjustments, and, in the case of such Consolidated statements of cash flows, in accordance with GAAP (except for certain notes that would be required in the preparation of financial statements in accordance with GAAP).

                  (c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Flagstar, provide to each Lender Party Consolidated balance sheets of Flagstar and its Subsidiaries, Flagstar and its Restricted Subsidiaries and of each Significant Subsidiary Group as of the end of such quarter and Consolidated statements of income and cash flows of Flagstar and its Subsidiaries, Flagstar and its Restricted Subsidiaries and of each Significant Subsidiary Group
         (i) for the period commencing at the end of the previous fiscal quarter and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter of the preceding fiscal quarter, and (ii) for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the figures both for the corresponding year-to-date period as set forth in the annual business plan for such fiscal year and for the corresponding year-to-date period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of Flagstar as having been prepared in accordance with GAAP, together with (x) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that Flagstar has taken and proposes to take with respect thereto and
         (y) a schedule in form satisfactory to the Funding Agent of the computations used by Flagstar in determining compliance with the covenants contained in Sections 5.02(b) and 5.04.

                  (d) Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year of Flagstar, provide to each Lender Party a copy of the annual audit report for such year for Flagstar and its Subsidiaries and for Flagstar and its Restricted Subsidiaries, including therein a Consolidated balance sheet of Flagstar and its Subsidiaries and of Flagstar and its Restricted Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of Flagstar and its Subsidiaries and of Flagstar and its Restricted Subsidiaries for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, and in each case accompanied by an opinion acceptable to the Required Lenders of Deloitte & Touche or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a letter of such accounting firm to the Lender Parties stating that in the course of the regular audit of the financial statements of Flagstar and its Subsidiaries and of Flagstar and its Restricted Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Funding Agent of the computations prepared by Flagstar in determining, as of the end of such fiscal year, compliance with the covenants contained in Sections 5.02(b) and 5.04 and (iii) a certificate of the chief financial officer of Flagstar stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that Flagstar has taken and proposes to take with respect thereto.

                  (e) Annual Reports by Significant Subsidiary Group. As soon as available and in any event within 90 days after the end of each fiscal year of Flagstar, provide to the Co-Administrative Agents a copy of the Consolidated balance sheets of each Significant Subsidiary Group as of the end of such fiscal year and Consolidated statements of income and retained earnings and cash flows of each Significant Subsidiary Group for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and duly certified by the chief financial officer of Flagstar as having been prepared in accordance with GAAP.

                  (f) Additional Subsidiary Financial Reports. Together with the Consolidated financial statements of each Significant Subsidiary Group referred to in Sections 5.03(b), (c) and (e), provide to the Co-Administrative Agents separately stated Consolidated statements of income, Capital Expenditures, Cash Capital Expenditures and depreciation for each of Flagstar's Hardees, Quincy's, Denny's, El Pollo Loco and Portiontrol operations.

                  (g) Changes in GAAP. In the event of any change in GAAP from the date of the financial statements referred to in Section 4.01(f) and upon delivery of any financial statement required to be furnished under subsections (b) through (e) of this Section 5.03, provide to the Co-Administrative Agents or each Lender Party, as applicable, a statement of reconciliation conforming any information contained in such financial statement required to be furnished under subsections (b) through (e) of this Section 5.03 with GAAP as on the date of the financial statements referred to in Section 4.01(f).

                  (h) Annual Business Plan. As soon as available and in any event no later than the end of each fiscal year of Flagstar, provide to the Co-Administrative Agents (i) the annual business plan of Flagstar and its Restricted Subsidiaries, (ii) projections prepared by management of Flagstar of (A) statements concerning selected financial data (consisting of net sales, earnings before interest and taxes, working capital items, capital expenditures and depreciation) on a monthly basis for the first year following such fiscal year, and (B) balance sheets, income statements and cash flow statements, on a quarterly basis for the first year following such fiscal year and on an annual basis for each year thereafter during the term of this Agreement, and (iii) a statement in reasonable detail of the assumptions used in preparing such projections, all in form and substance reasonably satisfactory to the Funding Agent.

                  (i) ERISA Events. Promptly and in any event within 15 days after knowledge of any Significant Subsidiary, Designated Operating Subsidiary, Flagstar or the Borrower that any ERISA Event has occurred after the date hereof with respect to a Plan of any Loan Party or any ERISA Affiliate, provide to the Co-Administrative Agents a statement of the chief financial officer or Vice President-Human Resources of such Loan Party describing such ERISA Event and the action, if any, that such Loan Party or ERISA Affiliate proposes to take with respect thereto, provided, however, that such statement with respect to any ERISA Event of any Plan that has an Insufficiency in excess of $5,000,000 shall be furnished to the Lender Parties within 15 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any such ERISA Event has occurred.

                  (j) Plan Terminations. Promptly and in any event within two Business Days after knowledge of any Significant Subsidiary, Designated Operating Subsidiary, Flagstar or the Borrower of the receipt thereof by any Loan Party or any ERISA Affiliate, provide to the Co-Administrative Agents copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan, provided, however, that any such notice with respect to any Plan that has an Insufficiency in excess of $5,000,000 shall be furnished to the Lender Parties within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate.
                  (k) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, provide to the Co-Administrative Agents copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

                  (l) Multiemployer Plan Notices. Promptly and in any event within 10 days after knowledge of any Significant Subsidiary, Designated Operating Subsidiary, Flagstar or the Borrower of the receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, provide to the Co-Administrative Agents a copy of each notice received by such Loan Party or ERISA Affiliate concerning (i) the imposition of Withdrawal Liability by any Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or ERISA Affiliate in connection with any event described in clause (i) or (ii), provided, however, that any such notice shall be furnished to the Lender Parties within 10 days after receipt thereof by any Loan Party or any ERISA Affiliate if the amount of liability incurred, or that may be incurred, by such Loan Party and the ERISA Affiliates in connection with such event is in excess of $5,000,000.

                  (m) Litigation. Promptly after the commencement hereof, provide to the Co-Administrative Agents notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, of the type described in Section 4.01(i) affecting any Loan Party or any of its Subsidiaries.

                  (n) SEC Filings. Promptly after the sending or filing thereof, provide to the Co-Administrative Agents copies of all such proxy statements, financial statements and reports that FCI or any Loan Party or any of its Restricted Subsidiaries sends to its public stockholders generally in their capacity as such, and copies of all regular, periodic and special reports, and all registration statements, that FCI or any Loan Party or any of its Restricted Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

                  (o) Reports to Other Creditors. Promptly after the furnishing thereof, provide to the Co-Administrative Agents copies of any statement or report furnished to any other holder of the securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement under which the aggregate principal amount of Debt outstanding exceeds $10,000,000 and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.
                  (p) Asset Sales. Promptly upon entering into any agreement for the sale, lease, transfer or other disposition of assets the consummation of which would give rise to a mandatory Commitment reduction under Section 2.04, provide to the Co- Administrative Agents copies of such agreement and such other information concerning such disposition as any Lender Party through the Funding Agent may reasonably request.

                  (q) Revenue Agent Reports. Within 10 days after receipt, provide to the Co-Administrative Agents copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth adjustments increasing the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which Flagstar is a member aggregating $5,000,000 or more.

                  (r) Tax Certificates. Promptly, and in any event within five Business Days after the due date (as the same may be extended from time to time) for filing the final Federal income tax return in respect of each taxable year, provide to the Co- Administrative Agents a certificate (a "Tax Certificate"), signed by the president or the chief financial officer of Flagstar, stating that the common parent of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which Flagstar is a member has paid to the Internal Revenue Service or other taxing authority, or to Flagstar, the full amount that such affiliated group is required to pay in respect of Federal income tax for such year and that Flagstar and its Subsidiaries have received any amounts payable to them, and have not paid amounts in respect of taxes (Federal, state, local or foreign) in excess of the amount they are required to pay, under the Tax Sharing Agreement in respect of such taxable year.

                  (s) Environmental Conditions. Promptly after the occurrence thereof, provide to the Co-Administrative Agents notice of any condition or occurrence on any property of any Loan Party or any of its Restricted Subsidiaries that (i) results in a noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit that is reasonably expected to have a Material Adverse Effect, (ii) is reasonably likely to form the basis of an Environmental Action against any Loan Party or any of its Restricted Subsidiaries or such property that is reasonably expected to have a Material Adverse Effect, or (iii) is reasonably likely to cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

                  (t) Other Information. Provide to the Co-Administrative Agents such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Restricted Subsidiaries as any Lender Party through the Funding Agent may from time to time reasonably request.

                  SECTION 5.04. Financial Covenants. So long as any Advance or Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, Flagstar will not, unless the Required Lenders shall otherwise consent in writing:

                  (a) Total Debt to EBITDA. Permit the ratio of (i) Total Debt outstanding on the last day of any fiscal quarter less Surplus Cash to
         (ii) EBITDA of Flagstar and its Restricted Subsidiaries on a Consolidated basis for the Rolling Period then ended to be more than the amount for such Rolling Period set forth below:

                  Rolling Periods Ending                          Ratio

                  June 30, 1996                                   7.50:1.00
                  September 30, 1996                              7.60:1.00
                  December 31, 1996                               7.50:1.00
                  March 31, 1997                                  7.50:1.00
                  June 30, 1997                                   7.20:1.00
                  September 30, 1997                              7.00:1.00
                  December 31, 1997                               6.80:1.00
                  March 31, 1998                                  6.60:1.00
                  June 30, 1998                                   6.40:1.00
                  September 30, 1998                              6.20:1.00
                  December 31, 1998                               6.00:1.00
                  March 31, 1999                                  6.00:1.00

                  (b) Senior Debt to EBITDA. Permit the ratio of (i) Senior Debt outstanding on the last day of any fiscal quarter less Surplus Cash to
         (ii) EBITDA of Flagstar and its Restricted Subsidiaries on a Consolidated basis for the Rolling Period then ended to be more than the amount for such Rolling Period set forth below:

                  Rolling Periods Ending                          Ratio

                  June 30, 1996                                   3.60:1.00
                  September 30, 1996                              3.65:1.00
                  December 31, 1996                               3.60:1.00
                  March 31, 1997                                  3.60:1.00
                  June 30, 1997                                   3.50:1.00
                  September 30, 1997                              3.35:1.00
                  December 31, 1997                               3.25:1.00
                  March 31, 1998                                  3.15:1.00
                  June 30, 1998                                   3.00:1.00
                  September 30, 1998                              3.00:1.00
                  December 31, 1998                               2.90:1.00
                  March 31, 1999                                  2.90:1.00

                   (c) Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than the amount for such Rolling Period set forth below:

                  Rolling Periods Ending                          Ratio
                  June 30, 1996                                   1.15:1.00
                  September 30, 1996                              1.10:1.00
                  December 31, 1996                               1.15:1.00
                  March 31, 1997                                  1.15:1.00
                  June 30, 1997                                   1.25:1.00
                  September 30, 1997                              1.25:1.00
                  December 31, 1997                               1.35:1.00
                  March 31, 1998                                  1.35:1.00
                  June 30, 1998                                   1.40:1.00
                  September 30, 1998                              1.45:1.00
                  December 31, 1998                               1.50:1.00
                  March 31, 1999                                  1.50:1.00

                  (d) Capital Expenditures. Make, or permit any of its Restricted Subsidiaries to make, any Capital Expenditure that would cause the aggregate amount of all Capital Expenditures made by Flagstar and its Restricted Subsidiaries on a Consolidated basis to exceed the amount set forth below for each period set forth below:

                  Fiscal Year Ending In                           Amount

                  December 1996                                   $ 80,000,000
                  December 1997                                    115,000,000
                  December 1998                                    115,000,000

                  Fiscal Quarter Ending                           Amount

                  March 31, 1999                                  $30,000,000

         provided that in any fiscal year the amount specified above may be increased by an amount equal to (i) the amount set forth above applicable to the immediately preceding year minus (ii) the amount of Capital Expenditures actually made by Flagstar and its Restricted Subsidiaries in such preceding fiscal year, provided, however, that Capital Expenditures made in any fiscal year shall be deemed to be made first as a use of the limit of Capital Expenditures set forth above for such fiscal year and thereafter as a use of Capital Expenditures permitted to be made pursuant to the immediately preceding proviso; provided further that, for purposes of this Section 5.04(d), (i) Investments made during any period in reliance on Section 5.02(f)(xii) shall be deemed to constitute a Capital Expenditure made during such period by Flagstar and its Restricted Subsidiaries on a Consolidated basis in an amount equal to the aggregate amount of such Investment (including, without limitation, the aggregate principal amount of Debt incurred or assumed in connection therewith), (ii) Investments permitted by Section 5.02(f)(xiii) shall not be deemed to be Capital Expenditures and (iii) acquisitions of restaurants for the purpose of transferring such properties to franchisees as permitted by Section 5.02(e)(x) shall not be deemed to be Capital Expenditures to the extent that such restaurants are sold to franchisees within 90 days following the acquisition thereof.


                                   ARTICLE VI

                                EVENTS OF DEFAULT

                   SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                   (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or

                  (b) The Borrower shall fail to pay any amount of interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, within two days after the same becomes due and payable; or

                  (c) any representation or warranty made or deemed made by any Loan Party (including any Person acting in the capacity of an officer of any Loan Party) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed to have been made; or

                  (d) Flagstar shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(k), 5.01(l), 5.02(a) through (i), inclusive, 5.02(l) and 5.02(n) through (q) inclusive, 5.03(a) or 5.04; or
                  (e) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to Flagstar by the Funding Agent or any Lender Party; or

                  (f) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt (other than Debt described in clause (h) of the definition of such term) that is outstanding in a principal amount of at least $10,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any Debt (other than Debt described in clause (h) of the definition of such term); or any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt (other than Debt described in clause (h) of the definition of such term) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or, in the case of any Loan Party or any of its Restricted Subsidiaries, to permit the acceleration of, the maturity of such Debt or such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

                  (g) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall make a general assignment for the benefit of creditors; or an executive officer of any Loan Party shall admit in writing the inability of it or any of its Subsidiaries to pay its debts generally; or any proceeding shall be instituted by any Loan Party or any of its Subsidiaries or against any Loan Party or any of its Qualifying Subsidiaries, in any such case seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against any Loan Party (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or in the case of any such proceeding instituted against any Loan Party or any of its Qualifying Subsidiaries (but not instituted by it) any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur (for purposes of this subsection (g), "Qualifying Subsidiary" means any Subsidiary that owns assets valued at $5,000,000 or more or, together with the assets of any other Subsidiary subject to the provisions of this subsection (g), owns assets valued at $10,000,000 or more); or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection
         (g); or

                  (h) judgments or orders for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against, and be unsatisfied by, any Loan Party or any of its Restricted Subsidiaries and either (i) enforcement proceedings shall be pending upon such judgment or order and a stay of such enforcement proceedings shall not be in effect; or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (i) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Restricted Subsidiaries that is reasonably likely to have a Material Adverse Effect and either (x) enforcement proceedings shall have been commenced by any person upon such judgment or order and a stay of such enforcement proceedings shall not be in effect; or (y) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (j) Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(l) shall for any reason, other than by reason of any act or omission by the Funding Agent, any Co-Administrative Agent or any Lender Party, cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

                  (k) Any Collateral Document after delivery thereof pursuant to
         Section 3.01 or 5.01(l) shall for any reason (other than pursuant to the terms thereof or by reason of any act or omission by the Funding Agent, any Co-Administrative Agent, or any Lender Party) cease to create a valid Lien on any item or items of Collateral having a fair market value of at least $5,000,000 purported to be covered thereby, or any such Lien which the Funding Agent shall have taken steps to perfect shall cease or fail to constitute a perfected first priority Lien on any such item of Collateral; or

                  (l) (i) Any Person or two or more Persons acting in concert (other than KKR, GTO and their respective Affiliates) shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), of securities of FCI representing more of the combined voting power of all Voting Stock of FCI than the beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of securities of FCI representing the combined voting power of all Voting Stock of FCI then held by KKR and its Affiliates other than Persons that are Affiliates of KKR solely as a result of owning stock of FCI or (ii) any Person or two or more Persons acting in concert (other than KKR and its Affiliates) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Flagstar or FCI or (iii) Flagstar shall cease at any time to be a wholly owned Subsidiary of FCI; or

                  (m) Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or in the case of a Plan with respect to which an ERISA Event described in clauses (c) through (e) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) has, or is reasonably likely to have, a Material Adverse Effect; or

                  (n) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates in connection with Withdrawal Liabilities (determined as of the date of such notification) has, or is reasonably likely to have, a Material Adverse Effect; or

                  (o) Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of each such Multiemployer Plan immediately preceding the plan year in which such reorganization or termination occurs by an amount which has, or is reasonably likely to have, a Material Adverse Effect; or

                  (p) FCI or any other Person of which Flagstar and its Subsidiaries may from time to time be Subsidiaries, or any Subsidiary (other than Flagstar and its Subsidiaries) of FCI or any such other Person, shall create, incur, assume or suffer to exist any Lien on any of its properties or any Debt, other than (i) trade payables incurred in the ordinary course of business consistent with its status as a holding company and not overdue by more than 60 days, (ii) Debt of the kind described in clause (g) of the definition of Debt, (iii) Debt of Flagstar and its Restricted Subsidiaries permitted under this Agreement and Debt of Unrestricted Subsidiaries of Flagstar, (iv) Liens on the property of Flagstar and its Subsidiaries permitted under this Agreement and Liens on the property of Unrestricted Subsidiaries of Flagstar and (v) Debt of FCI incurred pursuant to the exchange of FCI's $2.25 Series A Cumulative Convertible Exchangeable Preferred Stock for 9% Convertible Subordinated Debentures due July 15, 2017 in a principal amount equal to $25.00 per share of Preferred Stock so exchanged, in accordance with the terms and conditions of such Preferred Stock; or

                  (q) any Loan Party or any of its Restricted Subsidiaries shall fail to pay any amount payable in respect of any Hedge Agreement having a notional amount of at least $20,000,000 when the same becomes due and payable (whether by scheduled payment, termination or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such Hedge Agreement;


then, and in any such event, the Funding Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Appropriate Lender to make Advances and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (B) in the event that the terms of the documentation for any industrial revenue bond or similar transaction in support of which a Letter of Credit has been issued expressly provide that all Obligations thereunder may be declared to be due and payable at any time by the giving of notice to such effect by the issuer of such Letter of Credit, request that all Obligations under such industrial revenue bond or similar transaction be so declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.13(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)(ii)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts (including, without limitation, amounts payable by the Borrower upon demand by the Funding Agent pursuant to Section 6.02) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                  SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Funding Agent may, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower shall, pay to the Funding Agent on behalf of the Lender Parties in same day funds at the Funding Agent's office designated in such demand, for deposit in the Borrower Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Funding Agent determines that any funds held in the Borrower Cash Collateral Account are subject to any right or claim of any Person other than the Funding Agent and the Secured Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower shall, forthwith upon demand by the Funding Agent, pay to the Funding Agent, as additional funds to be deposited and held in the Borrower Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Borrower Cash Collateral Account that the Funding Agent reasonably determines to be free and clear of any such right and claim.


                                   ARTICLE VII

                                   THE AGENTS

                  SECTION 7.01. Authorization and Action. Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), an Issuing Bank (if applicable) and a potential counterparty to a Bank Hedge Agreement) hereby appoints and authorizes each of the Agents to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Funding Agent or such Co-Administrative Agent, as the case may be, by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), neither the Funding Agent nor any Co- Administrative Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that neither the Funding Agent nor any Co-Administrative Agent shall be required to take any action that exposes the Funding Agent or such Co-Administrative Agent, as the case may be, to personal liability or that is contrary to this Agreement or applicable law. The Funding Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement. Each Lender Party hereby authorizes and directs the Funding Agent to agree to and accept on behalf of the Lender Parties on the Closing Date the Guaranty, each of the Collateral Documents to which the Funding Agent is a party and the Subordination Agreement.

                  SECTION 7.02. Agents' Reliance, Etc. None of the Agents nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each of the
Agents: (a) may treat the payee of any Note as the holder thereof until the Funding Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by them and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts; (c) make no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                  SECTION 7.03. The Agents and Their Affiliates. With respect to their respective Commitments, the Advances made by them and the Note issued to them, each of the Agents, in its capacity as a Lender Party hereunder, shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term "Lender Party" or "Lender Parties" shall, unless otherwise expressly indicated, include each of the Agents in their respective individual capacities. Each of the Agents and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if such Agent were not an Agent and without any duty to account therefor to the Lender Parties.

                  SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any of the Agents or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any of the Agents or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                  SECTION 7.05. Indemnification. (a) The Lender Parties agree to indemnify the Funding Agent and each of the Co-Administrative Agents (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Funding Agent or any Co-Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Funding Agent or any Co-Administrative Agent under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from gross negligence or willful misconduct on the part of the Funding Agent or such Co-Administrative Agent, as the case may be. Without limitation of the foregoing, each Lender Party agrees to reimburse the Funding Agent and each of the Co-Administrative Agents promptly upon demand for such Lender Party's ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Funding Agent or such Co-Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this
Section 7.05(a), the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties plus (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time plus (iii) their respective Unused Working Capital Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Working Capital Commitments. In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party's Commitment with respect to the Facility under which such Defaulted Advance was required to have been made shall be considered to be unused for purposes of this
Section 7.05(a) to the extent of the amount of such Defaulted Advance. The failure of any Lender Party to reimburse the Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Party to the Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Agent for such other Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this
Section 7.05(a) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

                  (b) Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind (the "Indemnified Liabilities") or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents other than Indemnified Liabilities that (x) relate to Letters of Credit continuing beyond the Termination Date and (y) arise after the Termination Date; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any such costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this Section 7.05(b), the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties plus (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time plus (iii) their respective Unused Working Capital Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Working Capital Commitments. In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party's Commitment with respect to the Facility under which such Defaulted Advance was required to have been made shall be considered to be unused for purposes of this Section 7.05(b) to the extent of the amount of such Defaulted Advance. The failure of any Lender Party to reimburse such Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Issuing Bank as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Issuing Bank for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Issuing Bank for such other Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05(b) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

                  SECTION 7.06. Successor Agents. (a) The Funding Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Funding Agent, provided that prior to the occurrence of an Event of Default, such successor Funding Agent shall not be appointed without the prior consent of Flagstar, which consent shall not be unreasonably withheld or delayed. If no successor Funding Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Funding Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Funding Agent, then the retiring Funding Agent may, on behalf of the Lender Parties, appoint a successor Funding Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Funding Agent hereunder by a successor Funding Agent, such successor Funding Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Funding Agent, and the retiring Funding Agent shall be discharged from its duties and obligations as Funding Agent under the Loan Documents. After any retiring Funding Agent's resignation or removal hereunder as Funding Agent, the provisions of this
Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Funding Agent under this Agreement.

                  (b) Any Co-Administrative Agent may resign at any time by giving written notice thereof to the other Agents, the Lenders and the Borrowers, and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Co-Administrative Agent, provided that prior to the occurrence of an Event of Default, such successor or Co- Administrative Agent shall not be appointed without the prior consent of Flagstar, which consent shall not be unreasonably withheld or delayed. If no successor Co-Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Co-Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Co-Administrative Agent, then the retiring Co-Administrative Agent may, on behalf of the Lender Parties, appoint a successor Co-Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Co-Administrative Agent hereunder by a successor Co-Administrative Agent, such successor Co-Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Co-Administrative Agent, and the retiring Co-Administrative Agent shall be discharged from its duties and obligations as a Co-Administrative Agent under the Loan Documents. After any retiring Co-Administrative Agent's resignation or removal hereunder as Co-Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Co-Administrative Agent under this Agreement.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following: (i) waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowing, Section 3.02, (ii) change the percentage of the Commitment of the aggregate unpaid principal amount of the Notes or the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder,
(iii) release all or substantially all of the Collateral from the Lien of the Collateral Documents or release the stock of any Significant Subsidiaries from the Lien of the Collateral Documents, (iv) reduce or limit the obligations of the Guarantors under Section 1 of the Guaranty or otherwise limit liability of any Guarantor that is a Qualifying Subsidiary with respect to the Obligations owing to the Agents and the Lender Parties, (v) change the definition of "Defaulting Lender" in Section 1.01 or (vi) amend this Section 8.01; and (b) no amendment, waiver or consent shall, directly or indirectly, unless in writing and signed by the Required Lenders and each Lender that has or is owed Obligations under the Loan Documents that are modified by such amendment, waiver or consent, (i) increase the Commitments of such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, or (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Banks, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Funding Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Funding Agent under this Agreement or any Note.

                  SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to Flagstar or the Borrower, at Flagstar's address at 203 East Main Street, Spartanburg, South Carolina 29319,
Attention: Chief Financial Officer; if to any Second Amendment Lender or Co-Administrative Agent, at its Domestic Lending Office specified opposite its name on Schedule 2.01 hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; and if to the Funding Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Jeroen Fikke, Vice President; or, as to the Borrower or the Funding Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Funding Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Funding Agent pursuant to Article II, III or VII shall not be effective until received by the Funding Agent. Delivery by telecopier of an executed counterpart of any amendment, or waiver of any provision of this Agreement or the Notes or any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart hereof.

                  SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender Party or the Funding Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 8.04. Costs and Expenses. (a) Flagstar agrees to pay on demand (i) all costs and expenses of the Funding Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Funding Agent with respect thereto, with respect to advising the Funding Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Funding Agent and the Lender Parties in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Funding Agent and each Lender with respect thereto).

                  (b) Flagstar agrees to indemnify and hold harmless the Funding Agent and each Lender Party and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Loan Documents, the Related Documents, the Lenders' agreement to make Advances hereunder or the use or intended use of any of the Advances made or Letters of Credit issued hereunder, (ii) any acquisition or proposed acquisition (including, without limitation, any of the transactions contemplated hereby or by the Existing Credit Agreement) by GTO, KKR, FCI, Flagstar or any of their respective Subsidiaries or Affiliates of all or any portion of the stock or substantially all the assets of Flagstar or any of its Subsidiaries or (iii) the actual or alleged presence of Hazardous Materials on any property of FCI or any of its Subsidiaries or any Environmental Action relating in any way to FCI or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

                  (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(b)(i) or 2.09(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), or if the Borrower elects to divide any existing Borrowing comprised of Eurodollar Rate Advances other than on the last day of the Interest
Period for such Advances, or if the Borrower fails to make any prepayment in accordance notice delivered in accordance with Section 2.05(a), the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Funding Agent), pay to the Funding Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

                  (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Funding Agent or any Lender Party, in its sole discretion.

                  (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.09, 2.11 and 2.13 and this
Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

                  SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Funding Agent to declare the Notes due and payable pursuant to the provisions of
Section 6.01, each Lender Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of Flagstar or the Borrower against any and all of the Obligations of Flagstar or the Borrower now or hereafter existing under this Agreement and the Note held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender Party agrees promptly to notify Flagstar after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its Affiliates may have.

                  SECTION 8.06. Binding Effect. This Agreement shall become effective to bind the parties hereto when it shall have been executed by Flagstar, the Borrower and the Funding Agent and when the Funding Agent shall have been notified by each Co- Administrative Agent and Second Restatement Lender that such Co-Administrative Agent or Second Restatement Lender, as the case may be, has executed it and thereafter shall be binding upon and inure to the benefit of Flagstar, the Borrower, the Funding Agent and each Co-Administrative Agent and Lender Party and their respective successors and assigns, except that neither Flagstar nor Funding shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties; provided that if the Closing Date shall not occur, then the amendment and restatement of the Existing Credit Agreement contemplated hereby shall not become effective and this Agreement shall be of no further force and effect.

                  SECTION 8.07. Assignments and Participations. (a) Each Lender may and, if demanded by Flagstar (following a demand by such Lender pursuant to Section 2.09 or 2.11) upon at least five Business Days' notice to such Lender and the Funding Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a fixed, and not a varying, percentage of all of the assigning Lender's rights and obligations under and in respect of one or more Facilities,
(ii) except in the case of an assignment to a Person that immediately prior to such assignment was a Lender or an assignment of all a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by Flagstar pursuant to this Section 8.07(a) shall be arranged by Flagstar after consultation with the Funding Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by Flagstar pursuant to this Section 8.07(a) unless and until such Lender shall have received, as consideration for such assignment, one or more payments from either Flagstar or one or more Eligible Assignees in an aggregate amount at least equal to the sum of all amounts owing to such Lender under this Agreement as of the effective date of such assignment (including, without limitation, the aggregate outstanding principal amount of the Advances owing to such Lender as of the effective date of such assignment, together with accrued interest thereon to such date), and (vi) the parties to each such assignment shall execute and deliver to the Funding Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500.

                   (b) Upon such execution, delivery, acceptance, recording and payment, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (y) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's or Issuing Bank's rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

                  (c) By executing and delivering an Assignment and Acceptance, the assigning Lender Party thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Funding Agent or any Co-Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Funding Agent and each Co-Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to them by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be; and (viii) such assignee attaches any U.S. Internal Revenue Service forms required under Section 2.11.

                   (d) The Funding Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Flagstar, Funding, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by Flagstar, the Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Funding Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Flagstar. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Funding Agent upon receipt of the surrendered Note or Notes a new Note to the order of the assignee under such Assignment and Acceptance in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender Party has retained a Commitment hereunder, a new Note to the order of the assigning Lender Party in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

                  (f) Each Lender Party may sell participations in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender Party's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Funding Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.
Anything herein to the contrary notwithstanding, neither Flagstar nor the Borrower shall, at any time, be obligated to pay to any Lender Party any sum in excess of the sum Flagstar or the Borrower, as the case may be, would have been obligated to pay to such Lender Party hereunder if such Lender Party had not sold any participation in its rights and obligations under this Agreement.

                   (g) Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that
(i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank's rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Funding Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

                  (h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

                  (i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                  SECTION 8.08. Confidentiality. Neither the Funding Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Funding Agent's or such Lender Party's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

                   SECTION 8.09. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

                  (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                   SECTION 8.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                  SECTION 8.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 8.12. No Liability in Respect of Letters of Credit. The Borrower assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) willful misconduct or gross negligence on the part of such Issuing Bank in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) willful failure on the part of such Issuing Bank to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                  SECTION 8.13. Change of Lending Office. Subject to Section 8.07, each Lender Party may from time to time specify a different office as its Domestic Lending Office or Eurodollar Lending Office and transfer and carry its Commitments, Advances and Notes and any Letters of Credit issued by it at, to or for the account of any branch office, subsidiary or affiliate of such Lender Party; provided that, except in the case of any such transfer made at the request of Flagstar, the Borrower shall not be responsible for costs arising under Section 2.09, 2.11 or 2.13(d) resulting from any such transfer to the extent not otherwise applicable to such Lender prior to such transfer.

                  SECTION 8.14. Waiver of Jury Trial. Each of Flagstar, the Borrower, the Funding Agent, the Co-Administrative Agents and the Lender Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Funding Agent, any Co-Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



                                      TWS FUNDING, INC.


                                      By
                                        Title:


                                      FLAGSTAR CORPORATION

                                      By
                                        Title:


                                  Funding Agent


                                      CITIBANK, N.A.,
                                        as Funding Agent


                                      By
                                       Title:   Vice President


                                  Co-Administrative Agents


                                      BANKERS TRUST COMPANY,
                                       as Co-Administrative Agent


                                      By
                                       Title:


                                      CHEMICAL BANK,
                                        as Co-Administrative Agent


                                      By
                                       Title:


                                      CITIBANK, N.A.
                                        as Co-Administrative Agent


                                      By
                                       Title:   Vice President


                                  Banks


                                      BANKERS TRUST COMPANY


                                      By
                                       Title:   Vice President


                                      CHEMICAL BANK


                                      By
                                       Title:   Managing Director


                                      CITIBANK, N.A.


                                      By
                                       Title:   Vice President


                                      THE BANK OF NOVA SCOTIA


                                      By
                                       Title:




                                      NATIONSBANK, N.A.


                                      By
                                       Title:   Vice President


                                      THE LONG-TERM CREDIT
                                      BANK OF JAPAN, LIMITED -
                                      NEW YORK BRANCH


                                      By
                                       Title:

                                                   SCHEDULE 2.01

                                    COMMITMENTS AND APPLICABLE LENDING OFFICES



                              WORKING CAPITAL           LETTER OF CREDIT
NAME OF BANK                    COMMITMENT                 COMMITMENT         DOMESTIC LENDING OFFICE  EURODOLLAR LENDING OFFICE
- ------------           ----------------------------  -----------------------  -----------------------  -------------------------
Bankers Trust Company        $30,688,600.00                                  130 Liberty Street        130 Liberty Street
                                                                             New York, New York        New York, New York 10006
                                                                             10006
Chemical Bank                $50,688,600.00                                  270 Park Avenue           270 Park Avenue
                                                                             New York, New York        New York, New York 10017
                                                                             10017
Citibank, N.A.               $30,688,600.00            $75,000,000.00        399 Park Avenue           399 Park Avenue
                                                                             New York, New York        New York, New York
                                                                             10043                     10043
The Bank of Nova             $15,000,000.00            $75,000,000.00        One Liberty Plaza         One Liberty Plaza
Scotia                                                                       New York, New York        New York, New York  10006
                                                                             10006
NationsBank, N.A.            $12,934,200.00                                  100 North Tryon Street    100 North Tryon Street
                                                                             Charlotte, North Carolina Charlotte, North Carolina
                                                                             28255                     28255
The Long-Term Credit         $10,000,000.00                                  165 Broadway              1251 Avenue of the Americas
Bank of Japan, Limited-                                                      New York, New York        New York, New York  10118
New York Branch                                                              10006
======================== =========================== ======================  ========================  ============================